Exhibit 10.18

LOAN AGREEMENT

for loans in the aggregate amount of

$25,000,000

MADE BY AND AMONG

Regeneration Technologies, Inc.,

a Delaware corporation,

Alabama Tissue Center, Inc.

an Alabama corporation,

RTI Services, Inc.

a Delaware corporation

Biological Recovery Group, Inc.

a Delaware corporation

Each As “Borrower”

AND

MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC.,

Through its division, Merrill Lynch Capital

a Delaware corporation

222 North LaSalle Street – 18th Floor

Chicago, Illinois 60601

As “Lender”

Dated as of February 20, 2004

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of February 20, 2004, by and among REGENERATION TECHNOLOGIES, INC., a Delaware corporation (“RTI”), and ALABAMA TISSUE CENTER, INC., an Alabama corporation (“ATC”), RTI Services, Inc., a Delaware corporation (“RTI Services”) and Biological Recovery Group, Inc., a Delaware corporation (“BRG”) (RTI, ATC, RTI Services and BRG are collectively referred to herein as the “Borrower”), and MERRILL LYNCH CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation, through its division Merrill Lynch Capital (collectively, with its successors and assigns, “Lender”).

RECITALS

A. Borrower desires to establish certain financing arrangements with and borrow funds from Lender, and Lender is willing to establish such arrangements for and make loans and extensions of credit to Borrower, on the terms and conditions set forth below.

B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

Account. means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “payment intangibles” (as that term is defined in the Uniform Commercial Code now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, general intangibles, Intellectual Property, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

Account Debtor. means “account debtor” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), and any other Person obligated on any Account of a Borrower.

Affiliate. “Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including without limitation their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person (i) owns or controls, directly or indirectly, twenty five percent (25%) or more of the Stock of such corporation or entity or (ii) possesses or controls, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise. Each Principal shall be deemed an Affiliate of each entity comprising the Borrower regardless of whether he or she meets the foregoing definition of Affiliate.

Agreement. “Agreement” means this Loan Agreement, as it may be amended or supplemented from time to time, together with all attachments, exhibits, schedules, riders and addenda, all of which are incorporated herein by this reference and made a part hereof.

Applicable Base Rate. “Applicable Base Rate” means, for any given Credit Facility under this Agreement, the Applicable Index Rate plus the Applicable Margin.

Applicable Index Rate. “Applicable Index Rate” has the meaning set forth in Section 2.2 or Section 2.3, as applicable.

Applicable Margin. “Applicable Margin” has the meaning given it in Article II.

Approved Use of Proceeds. “Approved Use of Proceeds” means (a) for the Revolver Facility, working capital and other costs of Borrower arising in the ordinary course of Borrower’s business; and (b) for the Term Facility, application of the proceeds of the Credit Facility to refinance on the Closing Date certain outstanding indebtedness of Borrower for Borrowed Money as provided in Section 3.1(l).

Authorized Officer. “Authorized Officer” means, with respect to any Person or any matter, the President, Vice President, Treasurer or other officer or such Person who in the normal performance of his or her operational responsibility would or should have knowledge of such matter and the requirements with respect thereto.

Borrowed Money. “Borrowed Money” means, with respect to any Person, without duplication (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) any obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof or evidenced by a note or other instrument), (e) all Borrowed Money of others secured by (or for which the holder of such Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, any property or asset owned, held or acquired by such Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) all guaranty obligations of such Person in respect of any Borrowed Money of any other person, (g) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (i) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (j) equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, and (k) “earnouts” and similar payment obligations.

Borrower. “Borrower” has the meaning set forth in the Preamble; provided, however, that at such time that the Stock of ATC is sold or transferred to a Person that is not a Borrower in accordance with Section 6.4(c), it shall no longer be a Borrower.

Borrower Agent. “Borrower Agent” means the following Borrower entity: Regeneration Technologies, Inc.

Borrower Contracts. “Borrower Contracts” means all contracts, agreements, instruments and other undertakings to which Borrower is a party or under which Borrower is obligated, including without limitation, all customer agreements, service agreements and distribution agreements.

Business Day. “Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago, Illinois are authorized by law to close.

Change of Control. “Change of Control” means, with respect to any Person on or after the Closing Date (i) that any Person or “group” shall become the “beneficial owner” (as such terms are defined under Section 13d-3 of and

Regulation 13D under the Securities Exchange Act of 1934) either directly or indirectly, of more than fifty percent (50%) of the outstanding shares of Stock of such Person having the right to vote for the election of directors of such Person under ordinary circumstances, or (ii) that any change in the composition of its stockholders as of the Closing Date shall occur which would result in any stockholder or group acquiring fifty percent (50%) or more of any class of Stock of such Person, or (iii) that any Person (or group of Persons acting in concert) shall otherwise acquire the power to elect a percentage of the board of directors giving such Person (or group) the power to direct the management or affairs of such Person, by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise. Change of Control also means the failure of RTI to directly or indirectly own 100% of the Stock of RTI Services, BRG and ATC except as specifically provided in Section 6.4.

Closing; Closing Date. “Closing” and “Closing Date” have the meanings set forth in Section 3.3.

Collateral. “Collateral” means, collectively, the Personal Property and the Real Property.

Concentration Account. “Concentration Account” means an account or accounts owned and controlled by Lender as from time to time designated by Lender.

Control. “Control” means, as such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Controlled Group. “Controlled Group” means all businesses that would be treated as a single employer with Borrower under Section 4001(b) of ERISA.

Credit Facility or Credit Facilities. “Credit Facility” or Credit Facilities have the meanings set forth in Section 2.1.

Default. “Default” means any Event of Default or any fact, event, condition or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

Default Rate. “Default Rate” means a rate per annum equal to two percent (2%) per annum above the then applicable rate at which interest accrues in respect of the applicable Obligations under this Agreement prior to the occurrence of an Event of Default.

Deposit Account. “Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC) of Borrower.

Deposit Account Control Agreement. “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Lender, among Lender, Borrower and each bank in which Borrower maintains a Deposit Account, which agreement provides that (x) such bank shall comply with instructions originated by Lender directing disposition of the funds in such Deposit Account without further consent by Borrower, and (y) such bank shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of commercially reasonable fees and other items expressly consented to by Lender, and containing such other terms and conditions as Lender may reasonably require, including as to any such agreement pertaining to any Lockbox Account, providing that the Lender has a first priority security interest in all items received or deposited in such Lockbox Account and associated Lockbox, and that such bank shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Concentration Account all funds received or deposited into such Lockbox or Lockbox Account.

Environmental Indemnity. “Environmental Indemnity” means that certain Environmental Indemnity Agreement among Borrowers and Lender dated as of the date hereof.

Environmental Laws. “Environmental Laws” means all Laws relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, vegetation and mold). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act (49 U.S.C. §§ 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 740 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (“OSHA”); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

Environmental Liabilities. “Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law, or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

ERISA. “ERISA” has the meaning set forth in Section 4.12.

Event of Default. “Event of Default” and “Events of Default” have the meanings set forth in Section 10.1.

Federal Food, Drug, and Cosmetic Act. “Federal Food, Drug, and Cosmetic Act” means the Federal Food, Drug and Cosmetic Act, as amended, 42 U.S.C. §§ 201 et. seq.

FIRREA. “FIRREA” means the Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

Fiscal Year. “Fiscal Year” means each twelve-month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

GAAP. “GAAP” means generally accepted accounting principles applied in a consistent manner.

Georgia Tissue Bank. “Georgia Tissue Bank” means Georgia Tissue Bank, Inc., a Georgia corporation.

Government Contracts. “Government Contracts” means any contract or agreement (including, but not limited to, any lease) between any Borrower and any Account Debtor that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

Governmental Approvals. “Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority.

Governmental Authority. “Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

Guarantor. “Guarantor” means any Person who may from time to time guaranty, pledge assets as security for or otherwise become obligated in respect of the Obligations.

Guaranty. “Guaranty” means any guaranty of the Obligations from time to time outstanding, as the same may be amended, modified, or supplemented from time to time. As of the Closing Date, there is no Guaranty.

Hazardous Material. “Hazardous Material” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrower or its business, operations or assets.

Highest Lawful Rate. “Highest Lawful Rate” means the maximum lawful rate of interest referred to in Section 2.10 that may accrue pursuant to this Agreement.

HIPAA. “HIPAA” has the meaning set forth in Section 9.1(a).

Human Organ. “Human Organ” means the human (including fetal) kidneys, liver, heart, lung, pancreas, bone marrow, cornea, eye, bone and skin or any subpart thereof and any other human organ (or any subpart thereof, including that derived from a fetus) specified by the Secretary of Health and Human Services by regulation.

Inactive Subsidiaries. “Inactive Subsidiaries” means Georgia Tissue Bank, BRG and RTI Services.

Information Certificate. “Information Certificate” means the Information Certificate attached hereto.

Insurance Proceeds. “Insurance Proceeds” has the meaning set forth in Section 8.5.

Intellectual Property. “Intellectual Property” has the meaning set forth in Section 4.16.

Internal Revenue Code. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

Laws. “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction, now or hereafter in effect, and in each case as amended or supplemented from time to time.

Leases. “Leases” means the collective reference to all leases, subleases and occupancy agreements affecting the Real Property or any part thereof now existing or hereafter executed (including all service agreements which include an occupancy agreement) and all amendments, modifications or supplements thereto.

Lender. “Lender” has the meaning set forth in the Preamble.

LIBOR Rate. “LIBOR Rate” means, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate, for the first day of each calendar month, for loans in U.S. dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time); divided by (ii) the sum of one minus the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities”; provided, that, with respect to any Term Loan only, for the calendar month of the initial funding of such Term Loan, LIBOR will float daily and be determined based on the offered rate for each day of such calendar month, for Loans in U.S. dollars for the period of one (1) month under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time). If Bloomberg Professional Service no longer reports the LIBOR or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Lender in the London Interbank Market, Lender may select, in its reasonable discretion, a replacement index or replacement page, as the case may be.

License. “License” or “Licenses” means all licenses, certifications, registrations, product clearances or approvals, listings or permits required by any Governmental Authority for the operation of Borrower’s business and commercial distribution of its products or for the ownership or operation of any Location.

Lien. “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same practical effect as any of the foregoing).

Loan. “Loan” or “Loans” means, collectively, the Credit Facilities contemplated hereunder, and includes, without limitation, the Credit Facilities defined in the Recitals as Loans.

Loan Documents. “Loan Documents” means and includes this Agreement, the Note, the Pledge Agreements, the Mortgages, the Environmental Indemnity, the Information Certificate, and each and every other document now or hereafter delivered by Borrower in connection with this Agreement, as any of them may be amended, modified, increased, renewed or restated from time to time.

Location. “Location” or “Locations” mean one or more of the processing centers and laboratories and other buildings and facilities owned or operated by the Borrower.

Lockbox. “Lockbox” has the meaning set forth in Section 2.11.

Lockbox Account. “Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

Lockbox Bank. “Lockbox Bank” has the meaning set forth in Section 2.11.

Material Adverse Effect. “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which gives rise to a material adverse change in, or a material adverse effect upon, any of (A) the financial condition, operations, business or properties of the Borrowers, taken as a whole, (B) the rights and remedies of Lender under any Loan Document, or the ability of the Borrowers, taken as a whole, to perform any of its obligations under any Loan Document, (C) the legality, validity or enforceability of any Loan Document, or (D) the existence, perfection or priority of any security interest granted in any Loan Document or the value of any material Collateral.

Material Borrower Contracts. “Material Borrower Contracts” means the agreements and contracts listed on the Information Certificate and any other Borrower Contract which Borrower would be required to file with the Securities and Exchange Commission after the Closing Date.

Material Lease. “Material Lease” means any lease having an annual rent in excess of $20,000.

Maturity Date. “Maturity Date” means February 20, 2009.

Maximum Revolver Facility Amount. “Maximum Revolver Facility Amount” has the meaning set forth in Section 2.2(a).

Maximum Term Facility Amount. “Maximum Term Facility Amount” has the meaning set forth in Section 2.3(a).

Medical Products Laws. “Medical Products Laws” has the meaning set forth in Article IX.

Mortgages. “Mortgages” means the mortgages executed by Borrower granting Lender a mortgages and security interests in and to Real Property.

National Organ Transplant Act. “National Organ Transplant Act” means the National Organ Transplant Act, as amended, 42 U.S.C. §273-274e.

Notes. “Note” or “Notes” means any promissory note or notes or other writing from time to time evidencing Borrower’s obligation to pay the Obligations, as any of them may be amended, modified, increased, renewed or restated from time to time, and includes, without limitation, (i) that certain Revolving Note by Borrower payable to the order of Lender in the principal amount of $10,000,000, (ii) that certain Revolving Note by Borrower payable to the order of Lender in the principal amount of $6,000,000, and (iii) that certain Term Note by Borrower payable to the order of Lender in the principal amount of $9,000,000.

Obligations. “Obligations” means (a) the principal of, and interest on, the Notes and all other sums, fees, charges and expenses due or payable under this Agreement or the other Loan Documents, (b) all agreements and covenants with and obligations to Lender arising under, out of, or as a result of or in connection with the Loan Documents, (c) all amounts advanced by Lender to preserve, protect, defend, and enforce its rights under this Agreement and the other Loan Documents or in the Collateral, and all expenses incurred by Lender in connection therewith, and (d) any and all other present and future indebtedness, liabilities and obligations of every kind and nature whatsoever of the Borrower to the Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, both now and hereafter existing, or due or to become due, whether as borrower, guarantor, surety, indemnitor, assignor, pledgor or otherwise.

OFAC Lists. “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of Office of Foreign Asset Control, Department of the Treasury or pursuant to any other applicable Executive Orders.

Patent Security Agreement. “Patent Security Agreement” means a Patent Security Agreement executed by Borrower granting Lender a security interest in and to all of Borrower’s patents in form and substance satisfactory to Lender.

Permitted Liens. “Permitted Liens” means the following: (a) mechanic’s, workmen’s, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in compliance with Section 5.6 of this Agreement and for which Borrower maintains adequate reserves but only to the extent subordinate to Lender’s Liens upon the Collateral; (b) Liens and encumbrances in favor of Lender; (c) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.6; (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for payment of which adequate reserves, bonds or other security reasonably acceptable to the Lender have been provided or are fully covered by insurance but only to the extent subordinate to Lender’s Liens upon the Collateral; and (e) easements, rights-of-way and similar title exceptions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere the use or with the ordinary course of business.

Person. “Person” means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

Personal Property. “Personal Property” has the meaning set forth in Section 7.1.

Plan. “Plan” has the meaning set forth in Section 4.12.

Pledge Agreement. “Pledge Agreements” means, collectively, the Ownership, Pledge, Assignment and Security Agreement executed by RTI to Lender pledging the Stock of its Subsidiaries and the Ownership, Pledge, Assignment and Security Agreement executed by BRG to Lender pledging the Stock of its Subsidiaries.

Principal. “Principal” means the Persons listed on the Information Certificate, which shall include the officers and directors of the Borrower.

Prohibited Transaction. “Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code that is not exempt under Section 407 or Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code or under a class exemption granted by the U.S. Department of Labor.

Public Health Service Act. “Public Health Service Act” means the Public Health Service Act, as amended, 42 U.S.C.§§ 201, seq.

Real Property. “Real Property” means all real property owned by Borrower encumbered by any of the Loan Documents or otherwise serving as Collateral for the Obligations.

Release. “Release” shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

Reportable Event. “Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirements of Section 4043(a) of ERISA are not waived.

Revolver Facility. “Revolver Facility” has the meaning set forth in Section 2.2(b).

Revolving Credit Loan. “Revolving Credit Loan” has the meaning set forth in Section 2.2(b).

Satellite Office. “Satellite Office” means any location other than the Real Property, at which Borrower maintains an office, leases real property or holds any other interest in real property.

Solvent. “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

Stock. “Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Subsidiary. “Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which such Person is a general partner.

Term Facility. “Term Facility” has the meaning set forth in Section 2.3(b).

Term Loan. “Term Loan” means any loan under the Term Facility.

Title Policies. “Title Policies” mean title insurance policies, acceptable to Lender, insuring marketability of title and insuring that the liens set forth in the Mortgages are valid first liens on the Real Property, subject only to exceptions approved by Lender, and which shall contain any reinsurance and endorsements required by Lender and available in each applicable state, including, without limitation, mechanics lien (notwithstanding past, current or future construction activities), creditors’ rights, zoning, revolving credit, variable rate, pending disbursement and extended coverage (Comprehensive Form 1) endorsements.

Uniform Commercial Code. “Uniform Commercial Code” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of Illinois; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Loan Documents relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.

Section 1.2 Interpretation.

(a) All accounting terms used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Unless otherwise specified, references in this Agreement or any of the attachments hereto or appendices hereof to a Section, subsection or clause refers to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all annexes, exhibits and schedules attached hereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such annex, exhibit or schedule.

(b) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that an Authorized Officer of Borrower has actual knowledge or awareness of a particular fact or circumstance or that an Authorized Officer of the Borrower, if he or she had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

Section 1.3 INTENTIONALLY BLANK.

Section 1.4 Additional Definitions Relating to Revolving Credit Facilities. As used in this Agreement, the following terms shall have the meanings set forth below:

Accounts Advance Rate. “Accounts Advance Rate” means eighty-five percent (85.0%).

Approved Goods or Services. “Approved Goods or Services” means goods sold or services rendered by Borrower in the ordinary course of business, in compliance with all Laws, and consistent with the type of goods sold or services rendered by Borrower throughout all or substantially all of its business operations as of the Closing Date.

Borrowing Base. “Borrowing Base” means:

(a) the product of (i) the Accounts Advance Rate and (ii) the aggregate Outstanding Balance at such time of the Eligible Accounts; plus

(b) the product of the Inventory Advance Rate and the Orderly Liquidation Value of the Eligible Inventory; less the following:

(c) the amount of any reserves and adjustments provided for in Section 2.2.

Eligible Account. “Eligible Account” has the meaning set forth below; provided, that Lender may, from time to time, in the good faith exercise of its credit judgment, change the criteria for Eligible Accounts set forth below based on either: (a) an event, condition or other circumstance arising after the Closing Date, or (b) an event, condition or other circumstance existing on the Closing Date to the extent Lender has no written notice thereof from a Borrower prior to the Closing Date, in either case under clause (a) or (b) that adversely affects or, in the judgment of Lender, could be expected to adversely affect the Accounts as determined by Lender in the good faith exercise of its reasonable credit judgment. For purposes of this Agreement, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Any Accounts, which are not Eligible Accounts, shall nevertheless be part of the Collateral. Subject to the foregoing, “Eligible Account” means an Account of a Borrower (other than the Inactive Subsidiaries and, until such time as the opinion of counsel described in Section 5.40 shall have been provided to, and accepted by, Lender, ATC) which was generated in the ordinary course of such Borrower’s business from the rendition of Approved Goods or Services, which was generated originally in the name of the Borrower and not acquired via assignment or otherwise, and which Lender, in its reasonable discretion, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

i.	the Account remains unpaid more than sixty (60) days past due pursuant to the applicable invoice or more than one hundred and twenty (120) days past the claim or invoice date (but in no event more than one hundred thirty-five (135) days after the applicable Approved Goods or Services have been rendered or delivered);

ii.	the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind, or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

iii.	any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged;

iv.	if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

v.	if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law (including, without limitation, the National Organ Transplant Act) or the Account represents a progress billing for which services have not been fully and completely rendered;

vi.	the Account is subject to a Lien other than a Permitted Lien;

vii.	the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment, unless such chattel paper or instrument has been delivered to Lender;

viii.	the Account Debtor is an Affiliate or Subsidiary of a Borrower, or if the Account Debtor holds any Debt of a Borrower;

ix.	fifty percent (50%) or more of the aggregate unpaid Accounts from any single Account Debtor are not deemed Eligible Accounts under this Agreement;

x.	the total unpaid Accounts of the Account Debtor exceed twenty percent (20%) of the net amount of all Accounts or, in the case of the Accounts of Medtronic, the total unpaid Accounts of Medtronic (if they exceed $6,000,000) exceed thirty three percent (33%) of the amount of the total Borrowing Base;

xi.	any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached in any material respect;

xii.	the Account has not been invoiced to the Account Debtor or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

xiii.	the Account is an obligation of an Account Debtor that is the Federal (or local) government or a political subdivision thereof, unless Lender has agreed to the contrary in writing and Lender has received from the Account Debtor the acknowledgement of Lender’s notice of assignment of such obligation pursuant to this Agreement;

xiv.	the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;

xv.	the Account Debtor has its principal place of business or executive office outside the United States or the Account is payable in a currency other than United States dollars unless supported by a letter of credit in the full amount of such Account in United States dollars and in a form and issued by a bank reasonably acceptable to Lender and such letter of credit has been delivered to Lender as security for the Obligations;

xvi.	the Account Debtor is an individual;

xvii.	the Account does not arise from the sale of Approved Goods or Services;

xviii.	the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

xix.	the Borrower owning such Account has not signed and delivered to Lender notices, in the form requested by Lender, directing the Account Debtors to make payment to the applicable Lockbox Account; or

xx.	the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien.

Eligible Inventory. “Eligible Inventory” means Inventory owned by a Borrower (other than the Inactive Subsidiaries and, until such time as the opinion of counsel described in Section 5.40 shall have been provided to, and accepted by, Lender, ATC) and acquired and dispensed by Borrower in the ordinary course of Borrower’s business that Lender, in the good faith exercise of its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower’s performance with respect to that Inventory);

(b) such Inventory is in transit;

(c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Lender with all necessary endorsements, free and clear of all Liens except those in favor of Lender;

(d) such Inventory is excess, obsolete, discontinued, slow-moving, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(e) such Inventory consists of display items or packing or shipping materials, manufacturing supplies or raw materials or Work-In-Process;

(f) such Inventory consists of goods that have been returned by the buyer except to the extent such Inventory meets all other requirements for Eligible Inventory and the value of such Inventory in the aggregate does not exceed $150,000;

(g) such Inventory is not of a type held for sale in the ordinary course of Borrower’s business or such Inventory is not currently either usable or salable at prices approximating at least cost, in the normal course of Borrower’s business;

(h) such Inventory is not subject to a first priority Lien in favor of Lender;

(i) such Inventory consists of Human Organs;

(j) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrower or its business, operations or assets;

(k) such Inventory is not covered by casualty insurance complying with Section 5.7;

(l) any covenant, representation or warranty contained in the Loan Documents with respect to such Inventory has been materially breached;

(m) except for Inventory with value less than $150,000 in the aggregate, such Inventory is not located on premises owned or operated by Borrower and referenced in the Information Certificate;

(n) such Inventory is located on premises where the aggregate amount of all Inventory (valued at cost) of Borrower located thereon is less than $10,000;

(o) such Inventory is located on premises with respect to which Lender has not received a landlord, warehouseman, bailee or mortgagee letter acceptable in form and substance to Lender;

(p) such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(q) such Inventory is held for rental or lease by or on behalf of Borrower;

(r) such Inventory is produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section;

(s) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties; and

(t) such Inventory requires the consent of any Person for the completion of manufacture, sale or other disposition of such Inventory by Lender following an Event of Default and such completion, manufacture or sale constitutes a breach or default under any Borrower Contract or any contract or agreement to which such Inventory is or may become subject. Lender and Borrower agree that Inventory shall be subject to periodic appraisal by Lender and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

Inventory. “Inventory” means all inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are distributed or are to be distributed under a contract of service, or that constitute raw materials, Work-In-Process, finished goods, returned goods or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in Borrower’s business or in the processing, production, refurbishment, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software and all substitutions, replacements, additions or accessions thereof and thereto. Without limiting the generality of the foregoing, the term “Inventory” shall further include any “inventory” (as that term is defined in the Uniform Commercial Code now or hereafter in effect).

Inventory Advance Rate. “Inventory Advance Rate” means sixty percent (60.0%).

Medtronic. “Medtronic” means Medtronic Sofamor Danek USA, Inc., a Tennessee corporation.

Orderly Liquidation Value. “Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Lender, in its good faith discretion, estimates which could reasonably be expected to result from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.

Outstanding Balance. “Outstanding Balance” means, with respect to any Account and as of any date of determination thereof, the amount (which amount shall not be less than zero dollars) equal to the amount originally billed by Borrower for such Account to the Account Debtor thereunder minus (i) all cash collections and other Proceeds of such Account received from or on behalf of the Account Debtor thereunder and (ii) all discounts or other modifications that reduce the amount due on such Account.

Work-In-Process. “Work-In-Process” means Inventory that is not in the condition received from an organ procurement organization and is not a product that is finished and approved by Borrower in accordance with applicable Laws for release and delivery to customers.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.1. General Terms. Subject to the terms and conditions of this Agreement, from the Closing Date and until the Maturity Date, Lender agrees to make available to Borrower the credit facility or facilities hereinafter provided for (collectively, the “Credit Facilities” or individually a “Credit Facility”; if there is only one credit facility provided for hereunder, then all references herein to “Credit Facilities” shall be interpreted to refer to such sole credit facility). At Closing, Borrower shall execute and deliver to Lender the Notes evidencing Borrower’s unconditional obligation to repay Lender for all advances and other extensions of credit made under or in respect of the Credit Facilities, payable to the order of Lender in accordance with the terms in this Agreement and the Notes. The Notes shall bear interest on the outstanding principal balance of the Notes from the date of the Notes until repaid, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable Base Rate, provided that after the occurrence and during the continuance of an Event of Default such rate shall, at the election of Lender, be equal to the Default Rate. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. Each advance and other extension of credit hereunder shall be deemed evidenced by the Notes, which are deemed incorporated into and made a part of this Agreement by this reference.

Section 2.2. Revolver Facility.

(a) The term “Maximum Revolver Facility Amount” means an amount equal to Sixteen Million and No/100 Dollars ($16,000,000.00).

(b) Subject to Section 2.2(a) above, Lender hereby agrees to make advances (each, a “Revolving Credit Loan”) under a revolving line of credit (the “Revolver Facility”) in the maximum aggregate principal amount of the lesser of (i) the Maximum Revolver Facility Amount, and (ii) the Borrowing Base as then in effect. Subject to Section 2.1, for all advances made in respect of the Revolver Facility and all amounts outstanding thereunder, the Applicable Index Rate is the LIBOR Rate and the Applicable Margin is a rate of interest equal to Three and 75/100 Percent (3.75%) per annum.

(c) The Revolver Facility shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of Borrower from time to time under this Section 2.2 up to the Maximum Revolver Facility Amount depending upon the availability in the Borrowing Base, the requests of Borrower pursuant to the terms and conditions of this Agreement, and on such other basis as Lender may reasonably determine. The outstanding principal balance of the Revolver Facility may fluctuate from time to time, to be reduced by repayments made by Borrower (which may be made without penalty or premium), and to be increased by future Revolving Credit Loans, and may, at the option of the Lender after notice to Borrower (but in no event shall Lender be obligated to make any such advance), include advances and other extensions of credit to protect or preserve the Collateral, and shall be due and payable in full upon the Maturity Date. For purposes of this Agreement, any determination as to whether there is availability within the Borrowing Base for advances or extensions of credit shall be made by Lender in its discretion and is final and binding upon Borrower absent manifest error. In making any Revolving Credit Loan hereunder Lender shall be entitled to rely upon the most recent Borrowing Base certificate delivered to Lender by Borrower pursuant to Section 2.2(e) hereof and such other information as may be available to Lender.

(d) Subject to the terms and conditions of this Agreement, advances under the Revolver Facility shall be made against the Borrowing Base. The Borrowing Base shall be determined by Lender (including the eligibility of Accounts) based on the most recent Borrowing Base certificate delivered to Lender in accordance with this Agreement and such other information as may be available to Lender. Without limiting any other rights and remedies of Lender hereunder or under the other Loan Documents, the Revolving Credit Loans shall be subject to Lender’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Lender’s good faith credit judgment such reserves are necessary, including to protect Lender’s interest in the Collateral or to protect Lender against possible non-payment of Accounts for any reason by Account Debtors or possible diminution of the value of any Collateral or possible non-payment of any of the Obligations or for any taxes or customs duties or in respect of any state of facts which may constitute a Default. Lender may, at its option, implement reserves by designating as ineligible a sufficient amount of Accounts or Inventory which would otherwise be Eligible Accounts or Eligible Inventory, so as to reduce the Borrowing Base by the amount of the intended reserves. Lender, in its discretion, may further adjust the Borrowing Base by applying percentages (known as “liquidity factors”) to Eligible Accounts by payor class based upon Borrower’s actual recent collection history for each such payor class and to Eligible Inventory in a manner consistent with Lender’s underwriting practices and procedures. Such liquidity factors may be adjusted by Lender from time to time as warranted by Lender’s underwriting practices and procedures and using its good faith exercise of its reasonable discretion.

(e) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, not later than 2:00 p.m. Eastern time two (2) Business Days before the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the day following the due date in the amount required to pay such interest or other Obligation if such was not paid by Borrower on the due date. Borrower’s notice of its intention to borrow shall be accompanied with a certificate, on a form designated by Lender and in substance satisfactory to Lender, certifying the amount of the Borrowing Base and providing such backup information as Lender shall reasonably deem necessary. Lender may from time to time change the form of such certificate and shall at all times have the right to request a separate Borrowing Base certificate from each entity constituting the Borrower. After the making of the first Revolving Credit Loan, Borrower shall deliver a Borrowing Base certificate to Lender no less often than every thirty (30) days even if Borrower chooses not to deliver a Notice of Borrowing during such thirty-day period.

(f) Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 2.2(e)(i) shall be disbursed by Lender by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan deemed to be requested under subsection 2.2(e)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

(g) Principal payable on account of Revolving Credit Loans and interest accrued thereon but not paid shall be payable by Borrower to Lender and the Revolver Facility shall be terminated immediately upon the earliest of (a) the occurrence of an Event of Default if any of the Credit Facilities and the maturity of the payment of any of the Obligations are accelerated, (b) upon a Change of Control of any entity comprising the Borrower (other than ATC to the extent permitted by Section 6.4), (c) the Maturity Date; provided, however, that if the outstanding principal balance of the Revolving Credit Loans is at any time in excess of the Borrowing Base, Borrower shall, immediately upon demand, repay such excess within one (1) Business Day after such demand unless such excess is caused by a reduction in the Borrowing Base by the Lender after the delivery of the relevant Borrowing Base certificate due to Lender’s exercise of its right to impose reserves or apply liquidity factors pursuant to Section 2.2(d) or Lender’s right to otherwise retroactively change the eligibility criteria for Eligible Accounts and Eligible Inventory, in which case Borrower shall repay such excess with five (5) Business Days after such demand. Principal and accrued interest thereon shall also be payable by Borrower to Lender upon the receipt by Borrower or Lender of any payments on or proceeds from any of the Personal Property that, pursuant to Section 5.7, are to be applied to satisfaction of the Obligations, but only to the extent of such proceeds. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (x) the first day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (y) at the request of Lender, during the continuance of an Event of Default, the day such interest accrues, or (z) the Maturity Date.

(h) As an inducement to Lender to make the Revolver Facility available to Borrower, Borrower hereby agrees to pay to Lender the following fees:

(1) for so long as the Revolver Facility is available to Borrower, Borrower unconditionally shall pay to Lender a monthly usage fee (the “Usage Fee”) equal to one half of one percent (0.50%) per annum multiplied by the average amount by which the Maximum Revolver Facility Amount exceeds the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Usage Fee shall be payable monthly in arrears on the first Business Day of each successive calendar month.

(2) an initial commitment fee equal to one percent (1.00%) of the Maximum Revolver Facility Amount (the “Revolver Facility Commitment Fee”). The Revolver Facility Commitment Fee shall be due and payable upon Borrower’s execution of this Agreement.

(3) in lieu of a larger initial commitment fee, a deferred commitment fee equal to $250,000.00 (the “Revolver Facility Deferred Commitment Fee”). The Revolver Facility Deferred Commitment Fee shall be due and payable upon the earlier to occur of (i) any Event of Default and the acceleration of the Obligations pursuant to Section 10.2 and (ii) any termination of the Revolver Facility; provided, however, that no Revolver Facility Deferred Commitment Fee shall be payable if the termination of the Revolver Facility is caused solely by a merger or consolidation of an entity comprising Borrower or if Borrower elects to terminate the Revolver Facility pursuant to Section 2.2(i) within thirty (30) days after the exercise of Lender’s right to either (x) impose reserves or apply liquidity factors pursuant to Section 2.2(d) or (y) demand the payment of additional amounts pursuant to Section 5.23 or 5.24. Notwithstanding the foregoing, the Revolver Facility Deferred Commitment Fee shall be reduced to (i) $150,000.00 if such fee becomes payable on or after that date which is three (3) years from the Closing Date and before that date which is four (4) years from the Closing Date; (ii) $100,000.00 if such fee becomes payable on or after that date which is four (4) years from the Closing Date and before the Maturity Date; or (iii) zero dollars if such fee becomes payable on the Maturity Date.

(i) The Revolver Facility may not be voluntarily terminated by Borrower prior to that date which is two years after the Closing Date; provided, however, that Borrower may terminate the Revolver Facility upon a merger or consolidation of an entity comprising Borrower (other than ATC to the extent permitted by Section 6.4) at any time and Borrower may terminate the Revolver Facility within thirty (30) days after the exercise of Lender’s right to either (x) impose reserves or apply liquidity factors pursuant to Section 2.2(d) or (y) demand the payment of additional amounts pursuant to Section 5.23 or 5.24. Upon any termination of the Revolver Facility, Borrower shall pay all outstanding principal and interest accrued thereon and all other Obligations in connection with the Revolving Facility.

Section 2.3 Term Facility.

(a) The term “Maximum Term Facility Amount” means an amount equal to Nine Million and No/100 Dollars ($9,000,000.00).

(b) Subject to the terms and conditions set forth herein, Lender hereby agrees to a term loan (the “Term Facility”) in the maximum aggregate principal amount of the Maximum Term Facility Amount to Borrower on the Closing Date.

(c) Until an Event of Default shall have occurred, for all advances made in respect of Term Facility and all amounts outstanding thereunder, the Applicable Index Rate is the LIBOR Rate and the Applicable Margin is a rate of interest equal to Four and 25/100 Percent (4.25%) per annum; provided, however, that, during any period in which Borrower has “Satisfied the Pledged Cash Conditions” (as defined in Section 2.12), interest accruing on a portion of the Term Facility equal to the “Pledged Cash Balance” (as defined in Section 2.12) shall be calculated by reference to an Applicable Margin equal to two and 75/100 Percent (2.75%) per annum.

(d) The Term Facility shall not be in the nature of a revolving line of credit. To the extent any Term Facility proceeds are repaid for any reason, whether voluntarily or involuntarily (including repayments from insurance or condemnation proceeds), Lenders shall have no obligation to re-advance such sums to Borrower.

(e) Commencing on March 1, 2004, and continuing on the same day of each calendar month thereafter until the Maturity Date, principal payable on account of the Term Facility shall be payable by Borrower to Lender in the amounts and at the times set forth in the amortization schedule attached as or described in Schedule B hereto (or sooner upon the acceleration of the Obligations in accordance with the terms of this Agreement). Interest accrued on the Term Facility shall be due on the earliest of (x) the first day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (y) during the continuance of an Event of Default, the day such interest accrues, or (z) the Maturity Date.

(f) As an inducement to Lender to make the Term Facility available to Borrower, Borrower hereby agrees to pay to Lender a commitment fee equal to one percent (1.0%) of the Maximum Term Facility Amount (the “Term Facility Commitment Fee”). The Term Facility Commitment Fee shall be due and payable upon Borrower’s execution of this Agreement.

(g) Borrower shall have the right to make prepayments of the Term Facility, in whole or in part; provided, however, that Borrower gives Lender at least ten (10) days’ prior written notice of such prepayment. No prepayment fee or premium shall be due or payable in connection with any prepayment of the Term Facility. Principal payable on account of the Term Loan and interest accrued thereon but not paid and all Obligations in connection with the Term Facility shall be payable by Borrower to Lender immediately upon the earliest of (a) the occurrence of an Event of Default if any of the Credit Facilities and the maturing of the payment of any of the Obligations are accelerated, (b) upon a Change of Control of any entity comprising Borrower (other than ATC to the extent permitted by Section 6.4) or (c) the Maturity Date.

Section 2.4. Intentionally Blank.

Section 2.5. Loan Administration.

(a) All advances and other extensions of credit to or for the benefit of Borrower shall constitute one general obligation of Borrower, and shall be secured by Lender’s Lien upon all of the Collateral.

(b) Lender shall enter all advances of proceeds under a Credit Facility as debits to a loan account in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

(c) All sums received by Lender for the account of Borrower shall be applied first to fees, costs and expenses due and owing under the Loan Documents, then to interest due and owing under the Loan Documents, and then to principal outstanding with respect to Credit Facilities in such order of application as Lender shall elect in its discretion. During the continuance of any Event of Default hereunder, or following the maturity of the Obligations, all sums received by Lender for the account of Borrower shall be applied to the Obligations in such order as Lender shall elect in its discretion.

(d) Lender will account to Borrower monthly with a statement of loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection only to those items specifically objected to in the notice.

Section 2.6. Additional Fees and General Terms Relating to Fees.

(a) Borrower shall pay to Lender all fees and expenses in connection with audits of Borrower’s books and records, audits and valuations of Borrower’s Inventory, appraisals of the Collateral and such other matters incident to the administration of the transactions contemplated by this Agreement as Lender shall deem appropriate, which fees and expenses shall not exceed $75,000 in any calendar year and shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a request for payment thereof to Borrower.

(b) All fees due under this Agreement shall be fully earned when due and shall be non-refundable. All fees due under this Agreement shall be computed on the basis of the actual number of days elapsed over a year of 360 days unless otherwise expressly provided.

Section 2.7. Payments.

(a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Credit Facilities, all other charges and any other obligations of Borrower under this Agreement, shall be made to Lender to the Concentration Account, in immediately available funds. All payments shall be made without deduction for any set-off, recoupment, counterclaim or defense that Borrower now has or may have in the future.

(b) Monthly payments of principal and interest under this Agreement shall be paid to Lender by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower in the Automated Clearing House debit authorization executed by Borrower in connection with this Agreement; and shall be effective upon receipt. Borrower shall execute any and all forms and documentation necessary from time to time to effectuate and maintain such automatic debiting. In no event shall any such payments be refunded to Borrower.

Section 2.8. Use of Proceeds. The proceeds of Lender’s advances under the Loan shall be used solely for the Approved Use of Proceeds.

Section 2.9. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Credit Facilities. Accordingly, if any transaction contemplated by this Agreement would be usurious under such laws, then notwithstanding any other provision of this Agreement: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the “Highest Lawful Rate”), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (b) neither Borrower nor any other Person now or hereafter liable under this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest for the portion of the Credit Facilities that would otherwise be usurious under applicable laws shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the debt of Borrower to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the applicable Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the applicable portion of the Credit Facilities exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement under such portion of the Credit Facilities shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the applicable interest accrual rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Applicable Base Rate had at all times been in effect.

Section 2.10. Term.

(a) Unless due and payable sooner pursuant to this Agreement, all principal, interest and other sums due under the Loan Documents, and all other Obligations, shall be due and payable in full on the Maturity Date. Unless sooner terminated pursuant to this Agreement, all obligations of Lender to make any advances in respect of Credit Facilities shall terminate ten (10) days prior to the Maturity Date.

(b) All undertakings, agreements, covenants, warranties, and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds.

(c) Notwithstanding any provision of this Agreement which makes reference to the continuance of an Event of Default, nothing in this Agreement shall be construed to permit Borrower to cure an Event of Default following the lapse of the applicable cure period, and Borrower shall have no such right in any instance unless specifically granted in writing by Lender.

Section 2.11. Collections and Lockbox Account.

(a) No later than the initial funding of the Revolver Facility and thereafter for so long as any Obligations are outstanding, Borrower shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Lender (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such lockbox agreement as Lender may require. Borrower shall ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox for deposit into the Lockbox Account.

(b) All funds deposited into a Lockbox Account shall be immediately transferred into the Concentration Account; provided, however, at any time (i) no Obligations under the Revolver Facility are outstanding, and (ii) no Default or Event of Default has occurred and is continuing, upon the written request of Borrower, the funds deposited in the Lockbox Account will be transferred to Borrower in the manner directed by Borrower in such request;

(c) Notwithstanding anything in any lockbox agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox and the Lockbox Account, and that Lender shall have no liability therefor. Borrower agrees to indemnify and hold Lender harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Lender or the Lockbox Bank pursuant to this Section or any lockbox agreement.

(d) Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to this Section to reduce the outstanding Obligations under the Revolving Credit Facilities in such order of application as Lender shall elect.

(e) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to applicable Lockbox and Lockbox Account. No such funds received by Borrower shall be commingled with other funds of the Borrower.

(f) Borrower acknowledges and agrees that its compliance with the terms of this Section is essential, and that Lender will suffer immediate and irreparable injury and have no adequate remedy at law, if Borrower, through its acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox, or if Borrower fails to immediately deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required.

(g) Borrower shall not, and Borrower shall not suffer or permit any Person to (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts. Borrower shall cooperate with Lender in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5%) of the collections of Accounts received by Borrower during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further advances under any Credit Facilities until such amount is identified or is reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Lender’s own staff shall be in accordance with Lender’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h) For purposes of calculating interest, all funds transferred from the Concentration Account for application to Borrower’s indebtedness to Lender under any revolving credit facility shall be subject to a four (4) Business Day clearance period.

(i) If as the result of collections of Accounts pursuant to the terms and conditions of this Section a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Event of Default exists.

(j) In addition to the power of attorney granted under Article V, if Borrower breaches its obligation to direct payments of the proceeds of the Personal Property to the Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to Article V, may, by the signature or other act of any of Lender’s officers (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Personal Property to Borrower by directing payment to the Lockbox Account.

Section 2.12. Pledged Cash Conditions. Borrower shall be deemed to have “Satisfied the Pledged Cash Conditions” at any time during which each of the following conditions is strictly satisfied:

(a) Borrower shall have deposited with Lender cash and such cash shall be held by Lender in an account in which Lender has a first priority security interest pursuant to a control agreement in form and substance reasonably satisfactory to Lender (the “Pledged Account”). All such amounts shall be invested in a manner reasonably acceptable to Lender and Borrower and shall be part of the Collateral and shall stand as additional security for all of the Obligations. Borrower hereby grants Lender a first priority lien on and perfected security interest in such funds, including all interest accruing thereon, and Borrower shall execute any other documents and take any other actions necessary to provide Lender with such a perfected security interest in such funds; and

(b) No Event of Default shall have occurred and be continuing.

The term “Pledged Cash Balance,” as used in Section 2.3(c), shall mean the lesser of (i) the cash balances pledged to Lender pursuant to and in compliance with this Section 2.12 and which remain unapplied to the Obligations, or (ii) $7,000,000. Upon the occurrence and during the continuation of an Event of Default, the amount then remaining in the Pledge Account shall, at Lender’s option, be applied against the Obligations.

ARTICLE III

CLOSING AND CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Agreement. The obligation of Lender to enter into and perform this Agreement and to make advances under any Credit Facility is subject to the satisfaction of each and every one of the following conditions precedent:

(a) Lender shall have received two (2) originals of this Agreement, the Pledge Agreements, the Mortgages, the Environmental Indemnity and all other Loan Documents required to be executed and delivered at or before Closing (other than the Notes, as to which Lender shall receive only one (1) original), executed by Borrower and any other required Persons, as applicable.

(b) Lender shall have received all searches required by Section 5.34.

(c) Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.

(d) There shall have occurred and be continuing no Default.

(e) The representations and warranties contained in Article IV shall be true and correct.

(f) Lender shall have received copies of all board of directors resolutions of each entity comprising Borrower, and other action necessary to be taken to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loan under the Loan Documents, as well as the names and signatures of the officers of Borrower authorized to execute documents on its behalf in connection with the Loan, all as also certified as of the date of this Agreement by Borrower’s chief financial officer, or equivalent, and such other related documents as Lender may reasonably require.

(g) Lender shall have received (i) copies, certified as true, correct and complete by the applicable state of organization of each entity comprising Borrower, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership of each entity comprising Borrower, with any amendments to any of the foregoing, (ii) copies, certified as true, correct and complete by an authorized officer, member or partner of each entity comprising Borrower, of all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents, and (iii) certificates of good standing for each entity comprising Borrower issued by the state of organization of each such Person and by each state in which each such Person is doing and currently intends to do business for which qualification is required and where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(h) Lender shall have received a written opinion of counsel for Borrower, dated the date of this Agreement, in form and substance satisfactory to Lender.

(i) Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement.

(j) Lender shall have received all commitment fees provided for herein.

(k) Lender shall have received an estoppel certificate and landlord waiver, in form and substance satisfactory to Lender, from Borrower’s landlord or sublandlord, as the case may be, with respect to each of the Locations identified on the Information Certificate.

(l) All of the obligations of Borrower to any prior lender (other than lenders pursuant to Borrowed Money permitted under Section 6.1) as in effect immediately prior to the Closing Date will be performed and paid in full from the proceeds of the initial advances under the Credit Facilities on the Closing Date and all Liens of any such prior lender on any property of Borrower in respect thereof will be terminated immediately upon such payment;

(m) Lender shall have received evidence satisfactory to it that the insurance policies required under Article V are in full force and effect, together with written evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such section;

(n) Lender shall have received a certificate of Borrower’s chief financial officer, dated the Closing Date, certifying that all of the conditions specified in this Section 3.1 have been fulfilled;

(o) Lender shall have received a complete, self-contained FIRREA compliant appraisal report for the Real Property, which appraisal shall demonstrate that the aggregate fair market value of such Real Property is no less than $15 million and which shall be otherwise in form and substance and from a qualified appraiser acceptable to Lender in its discretion;

(p) Lender shall have received not later than ten (10) days prior to the Closing Date and subsequently approved commitments for title insurance in an amount and issued by one or more title insurance companies satisfactory to Lender and on the Closing Date, Lender shall receive Title Policies covering all of the Real Property;

(q) Lender shall have received not later than ten (10) days prior to the Closing Date, and subsequently approved three (3) original surveys of the Real Property, dated no more than thirty (30) days prior to the Closing Date, prepared by a registered land surveyor in accordance with the 1999 American Land Title Association/American Congress on Surveying and Mapping National Society of Professional Surveyors Minimum Standard Detail Requirements and certified in favor of Lender and the title insurer in form and substance satisfactory to Lender, which surveys shall certify that the Real Property is not in a flood hazard area as identified by the Secretary of Housing and Urban Development and shall also be sufficient for the title insurer to remove the general survey exception;

(r) Lender shall have received, not later than ten (10) days prior to the Closing Date, (i) a Phase I environmental audit report, (ii) an asbestos inspection report, and (iii) a mechanical and structural inspection report, which reports shall (A) be performed by independent consultants retained by Lender (B) be addressed and certified to Lender, (C) state that Lender may rely thereon and (D) be acceptable to Lender in its discretion; and

(s) Lender shall have received and approved all of the Borrower Contracts.

Section 3.2. Conditions Precedent to Advances. Notwithstanding any other provision of this Agreement, no advances or other extensions of credit under the Credit Facilities shall be disbursed under this Agreement unless the following conditions have been satisfied or waived immediately before such disbursement:

(a) The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 5.1);

(b) No Default shall have occurred and be continuing or would result from the making of the disbursement or advance;

(c) No event has occurred that has caused a Material Adverse Effect since the date of this Agreement;

(d) Borrower has delivered to Lender a Borrowing Base certificate in accordance with Section 2.2(e);

(e) The Lockbox Account and the Concentration Account shall have been established pursuant to Section 2.11; and

(f) Lender shall have received an appraisal of the Eligible Inventory, in form and substance and from a qualified appraiser acceptable to Lender in its discretion.

Lender shall be under no obligation to make any Revolving Credit Loan if Borrower shall have failed to deliver a Borrowing Base certificate in accordance with Section 2.2(e). The request and acceptance by Borrower of the proceeds of any advance in respect of the Credit Facilities shall be deemed to constitute, as of the date of such request and as of the date of such acceptance, (i) a representation and warranty by Borrower that all of the conditions in this Section 3.2 have been satisfied and (ii) a restatement by Borrower that each and every of the representations and warranties made by it in any Loan Document is true and correct in all material respects (except to the extent that such representations and warranties expressly related solely to an earlier date) and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent and annual and interim financial statements of Borrower furnished to Lender pursuant to Section 5.1(b) or (c)) and a reaffirmation by Borrower of the granting and continuance of Lender’s Liens in the Collateral under the Loan Documents.

Notwithstanding anything in this Agreement to the contrary, Lender may terminate its funding obligations under this Agreement without notice upon or after the occurrence (and during the continuance) of an Event of Default.

Section 3.3. Closing. Subject to the conditions of this Article III, the Loan shall be made available on the date as is mutually agreed by the parties (the “Closing Date”) at such time as may be mutually agreeable to the parties upon the execution of this Agreement (the “Closing”) at such place as may be requested by Lender.

Section 3.4. Waiver of Rights. By completing the Closing under this Agreement, or by making advances under the Loan, Lender does not waive a breach of any representation or warranty of Borrower under this Agreement or under any other Loan Document, and all of Lender’s claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each entity comprising Borrower represents and warrants to Lender, and shall be deemed to represent and warrant on each day on which any advance, waiver, consent or amendment in respect of a Credit Facility is requested or made, that (and each of the following representations and warranties shall survive the execution and delivery of this Agreement):

Section 4.1. Subsidiaries. Except as set forth in the Information Certificate, Borrower has no Subsidiaries.

Section 4.2. Organization and Good Standing. Borrower is a corporation, limited liability company or limited liability partnership, as the case may be, duly organized, validly existing, and in good standing under the Laws of its state of formation, is in good standing as a foreign corporation, limited liability company or limited liability partnership, as the case may be, in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary and where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect, has the corporate, limited liability company or limited liability partnership (as the case may be) power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses and qualifications required under all Laws or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect, all of which are in the name of Borrower. Borrower’s jurisdiction of organization and organizational identification number (if any) are listed on the Information Certificate and its exact legal name (as set forth on the public record of such jurisdiction of organization which shows Borrower to have been organized) is as set forth in the signature blocks to this Agreement.

Section 4.3. Authority. Borrower has full corporate, limited liability company or limited liability partnership (as the case may be) power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow the Loan, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate, limited liability company or limited liability partnership (as the case may be) action. No consent or approval of shareholders, members or partners of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents.

Section 4.4. Binding Agreement. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant to this Agreement for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

Section 4.5. Litigation. Except as disclosed in the Information Certificate, there are no actions, suits, proceedings or investigations pending or threatened against Borrower before any court or arbitrator or before or by any Governmental Authority (i) with respect to any of the Loan Documents or any of the transactions contemplated thereby or (ii) which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties.

Section 4.6. No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations under the Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a Lien or encumbrance upon the property of Borrower (other than for the benefit of Lender) under: (a) any provision of Borrower’s articles of incorporation or bylaws, certificate of formation or operating agreement, or certificate of limited liability partnership or agreement of limited liability partnership, as the case may be, (b) any provision of any law, rule, or regulation applicable to Borrower, (c) any indenture or other agreement or instrument to which Borrower is a party or by which Borrower or its property is bound except as may be contemplated by Schedule D and except to the extent Borrower is deemed or found to be in breach of a provision in any such agreement or instrument which prohibits assignment of such agreement or instrument without the consent of the other party thereto by virtue of the grant of the security interest in Section 7.1, or (d) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

Section 4.7. Financial Condition. The financial statements of Borrower which have been delivered to Lender fairly present the financial condition of Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP. There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of such financial statements which are not reflected in such financial statements or in the notes to such financial statements. There has been no event which has caused, a Material Adverse Effect since the date of the last financial statement delivered to Lender. Borrower hereby represents and warrants that the federal tax identification number and fiscal year of each entity comprising the Borrower is as described on the Information Certificate.

Section 4.8. No Default. Borrower is not in default under or with respect to any obligation in any respect which could reasonably be expected to cause a Material Adverse Effect. No Default has occurred and is continuing.

Section 4.9. Title to Properties.

(a) Borrower has good title to (or valid leasehold interests in) all its real and personal property, except for minor defects in title that do not (i) affect the value or access to such property or (ii) interfere with (A) its ability to conduct its business as currently conducted, (B) its ability to utilize such properties for their intended purposes, or (C) its right and power to transfer such property, subject to no Lien, other than Permitted Liens. Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any Lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens. All of the Collateral, and all other property and assets of Borrower that are necessary to the conduct of Borrower’s business, is owned by Borrower or the rights to same are held by Borrower in its name, and none of the Collateral, or any such property or assets are owned or the rights thereto held in the name of any other entity.

(b) The real estate listed on the Information Certificate constitutes all of the real property owned, leased or used by Borrower in its business and Borrower will not execute any material agreement or contract in respect to such real estate after the date of this Agreement without giving Lender prompt written notice thereof. With respect to each of the owned premises identified in the Information Certificate that is owned by Borrower, has, on or prior to the Closing Date and otherwise to the extent requested by Lender, delivered to Lender a mortgage or deed of trust acceptable to Lender.

Section 4.10. Taxes. Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date of this Agreement. All tax liabilities of Borrower are adequately provided for on Borrower’s books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

Section 4.11. Securities and Banking Laws and Regulations.

(a) The use of the proceeds of the Loan and Borrower’s issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying “margin stock” within the meaning of those regulations. No part of the proceeds of the Loan under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

(b) Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

Section 4.12. ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (A) no employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974 and the rules and regulations issued pursuant thereto (collectively, “ERISA”) that is maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet minimum funding standards established in Section 302 of ERISA, (ii) has failed to substantially comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, or (iii) has engaged in or been involved in a Prohibited Transaction, (B) neither Borrower nor any member of a Controlled Group that includes Borrower has assumed, or received notice of a claim asserted against Borrower or another member of the Controlled Group for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan and (C) Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a material claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

Section 4.13. Compliance with Laws. Except as described in the Information Certificate, Borrower is not in material violation of any Laws (including, without limitation, Medical Products Laws or any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls). Borrower has obtained all Governmental Approvals necessary for the ownership of its properties and the conduct of its business. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions except to the extent failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. No Accounts have been generated in violation of any applicable Laws. All of Governmental Approvals required by any Governmental Authority as of the Closing Date for the operation of Borrower’s business and the commercial distribution of its products or for the ownership or operation of any Location are listed on the Information Certificate.

Section 4.14. Environmental Matters. (a) Except as described in the Information Certificate or as would not reasonably be expected to have a Material Adverse Effect, (i) no use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from any Location, or off any Location, as a result of any action of Borrower, (ii) all Hazardous Material used, treated, stored, transported to or from, generated or handled at the Locations, or off the Locations by Borrower, has been disposed of on or off the Locations by or on behalf of Borrower in a lawful manner and (iii) there are no underground storage tanks present on or under the Locations owned or leased by Borrower. (b) No other material environmental, public health or safety hazards exist with respect to the Locations. Borrower has provided to Lender copies of all existing environmental reports, reviews and audits with respect to the Locations and all other written information pertaining to the actual or potential Environmental Liabilities of Borrower known to Borrower. (c) Borrower (i) shall comply in all material respects with all applicable Environmental Laws, (ii) shall notify Lender in writing within seven (7) days after it becomes aware of any Release on, at, in, under, above, to, from or about any of the Locations, and (iii) shall promptly forward to Lender a copy of any order, notice, permit, application or other communication or report received by it in connection with any such Release.

Section 4.15. Places of Business. As of the Closing Date, the only places of business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral, are at the addresses set forth in the Information Certificate. The Information Certificate also lists the owner of record of each such property. Borrower’s Chief Executive Office is located in the state and at the address shown in the Information Certificate.

Section 4.16. Intellectual Property. Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, licenses, trade secrets and rights with respect to the foregoing (collectively, “Intellectual Property”) necessary for the current and planned future conduct of its business, without any conflict with the rights of others. A list of all such Intellectual Property (indicating the nature of Borrower’s interest), as well as all outstanding franchises and licenses given by or held by Borrower, is set forth in the Information Certificate. The Intellectual Property identified as “material” on the Information Certificate (“Active Intellectual Property”) is all of the Intellectual Property necessary for the manufacture and production of products currently manufactured or intended to be manufactured in the future. Borrower is not in default of any obligation or undertaking with respect to such Active Intellectual Property or related rights. Borrower is not infringing on any Intellectual Property rights of others and the Borrower is not aware of any infringement by others of any such rights owned by Borrower.

Section 4.17. Capitalization. The authorized equity securities (whether capital stock, partnership or membership interests or otherwise) of each entity comprising Borrower are as set forth in the Information Certificate. All issued and outstanding equity securities of the Borrower are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens or pledges other than those in favor of Lender or for the benefit of Lender, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. The Information Certificate accurately states as of the Closing Date (a) for any of the Borrower’s Stock that is publicly traded, the holders of such Stock in excess of five percent (5%) of all such Stock on a fully diluted basis as of the execution date of this Agreement and the percentage of such holder’s fully diluted ownership of such Stock, and (b) for any of the Borrower’s Stock that is not publicly traded, all holders of such Stock and the percentage of such holder’s fully diluted ownership of such Stock. No shares of the equity securities of Borrower, other than those described above, are issued and outstanding. Except as provided in the

Information Certificate, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any equity securities of Borrower.

Section 4.18. Material Facts. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading. All financial projections delivered to Lender by Borrower have been prepared on the basis of assumptions stated therein. Such projections represent Borrower’s best estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair in light of current business conditions.

Section 4.19. Investments, Guarantees, and Certain Contracts. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person, except as described on the Information Certificate or as expressly permitted under Section 6.6 and the Exceptions Schedule. Borrower is not a party to any contract or agreement, or subject to any corporate restriction, which adversely affects its business.

Section 4.20. Business Interruptions. Within five years before the date of this Agreement, neither the business, property or assets, or operations of Borrower has been adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower. There are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business.

Section 4.21. Names. Within five years before the date of this Agreement, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on the Information Certificate. Borrower is the sole owner of all names listed on the Information Certificate and any and all business done and invoices issued in such names are Borrower’s sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

Section 4.22 Joint Ventures. Borrower is not engaged in any joint venture or partnership with any other Person, except as set forth on the Information Certificate or as permitted in accordance with the terms of Section 6.2.

Section 4.24. Solvency. Both before and after giving effect to the transactions contemplated by the Loan Documents, and as of the date each advance or other accommodation in respect of a Credit Facility is made, each entity comprising Borrower is Solvent.

Section 4.25. Government Contracts. Except as set forth in the Information Certificate and except for Government Contracts for which Borrower has given Lender written notice in accordance with Section 5.31, no Borrower is a party to any contract or agreement (including, but not limited to, any Lease) that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

Section 4.36 OFAC. Neither Borrower nor any Principal is currently listed on the OFAC Lists.

Section 4.37 Contracts. The Information Certificate sets forth an accurate, complete and current list of all Material Borrower Contracts.

Section 4.38 No Broker. No brokerage commission or finder’s fee is owing to any broker or finder arising out of any actions or activity of Borrower in connection with the Loan. Borrower shall defend, indemnify and hold Lender harmless from and against any and all claims for brokerage commission or finder’s fees arising out of or in connection with the Loan.

Section 4.39 Satellite Offices. None of Borrower’s Eligible Inventory nor Eligible Accounts or books and records related thereto is located at any Satellite Office.

ARTICLE V

AFFIRMATIVE COVENANTS

Each entity comprising Borrower covenants and agrees that for so long as Borrower may borrow under this Agreement and until payment and performance in full of the Obligations:

Section 5.1. Financial Statements and Collateral Reports. Borrower will furnish to Lender the following financial information and reports:

(a) after the initial funding under the Revolver Facility, a sales and collections report and accounts receivable aging schedule on a form acceptable to Lender within fifteen (15) days after the end of each calendar month, which shall include, but not be limited to, a report of sales, credits issued, and collections received;

(b) within one hundred twenty (120) days after the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each cash in comparative form the figures for the previous fiscal. year, all reported on by Deloitte & Touche LLP) or other independent public accounts of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (the Lenders agree that Borrower’s obligations under this Section 5.1(b) will be satisfied in respect of any fiscal year by delivery to Lender, within one hundred and twenty (120) days after the end of such fiscal year of its annual report for such fiscal year on Form 10-K as filed with the SEC);

(c) within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its financial officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments (the Lender agrees that Borrower’s obligations under this paragraph (b) will be satisfied in respect of any fiscal quarter by delivering to Lender, within 60 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC);

(d) to the extent prepared by Borrower, annual projections, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within sixty (60) days before the end of each of Borrower’s fiscal years;

(e) promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants;

(f) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders;

(g) on the last business day of every calendar quarter, evidence satisfactory to Lender that all federal and state taxes, including, without limitation payroll taxes, that are due have been paid in full;

(h) within ten (10) days after Lender’s request, a written statement, duly acknowledged by Borrower, setting forth the sums according to Borrower’s books and records and any right of set-off, counterclaim or other defense that exists against such sums and Borrower’s obligations under the Loan Documents;

(i) within five (5) days after Lender’s reasonable request (or thirty (30) days in the case of an Inventory

Physical), an Inventory Perpetual or Physical (as determined by Lender from time to time) on a form acceptable to Lender, and an Inventory Perpetual or Physical (as determined by Lender from time to time) reconciled to the general ledger to the Borrower’s financial statements; provided, however, that Lender shall not require Borrower to deliver an Inventory Physical more than one time annually unless an Event of Default has occurred and is continuing in which case there shall be no such limitation;

(j) within fifteen (15) days after the end of each calendar month internally prepared monthly financial statements;

(k) in the event no Borrowing Base certificate has been delivered to Lender in any calendar month, a Borrowing Base certificate within five (5) Business Days after the end of such month; and

(l) such additional information, reports or statements regarding the Borrower as Lender may from time to time reasonably request; provided, however, during such time as no Event of Default has occurred and is continuing, Lender agrees that it will not request the Biocleanse formula which Borrower hereby represents to Lender is a proprietary trade secret of Borrower.

Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP. All reports required under this Section shall be certified in writing by Borrower’s Chief Financial Officer as true, complete and correct in all respects.

Borrower shall at all times maintain a perpetual inventory reporting system.

Section 5.2. Payments Under this Agreement. Borrower will make all payments of principal, interest, fees, and all other payments required under this Agreement and under the Loan, and under any other agreements with Lender to which Borrower is a party, as and when due. All items required to be furnished under this Agreement or the other Loan Documents shall be furnished without cost to Lender. All sums received by Lender hereunder (including from insurance proceeds and condemnation proceedings that are applied to the Obligations pursuant to Section 5.7) shall be applied first to all unpaid fees and expenses, second, to all accrued and unpaid interest on the Revolving Credit Loans, third, to all accrued and unpaid interest on the Term Loans, fourth, to reduce the principal amount of the Revolving Credit Loans and fifth, to reduce the scheduled principal payments of the Term Loans in inverse order of their maturities.

Section 5.3. Existence, Good Standing, and Compliance with Laws. Borrower will comply with the requirements of all applicable Laws and requirements of Governmental Authorities (including Environmental Laws and ERISA and the rules and regulations thereunder). Borrower will do or cause to be done all things necessary (a) to obtain and keep in full force and effect all corporate, limited liability company or limited liability partnership existence, rights, licenses, permits, certificates of needs, regulatory approvals, privileges, and franchises (collectively, “Permits”) of Borrower necessary to the ownership of its or their properties or the conduct of its or their businesses, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and to comply in all material respects with all applicable current and future Laws of any Governmental Authority having or claiming jurisdiction over any of them; (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by the Loan Documents; and (c) to maintain all Permits free from restrictions or known conflicts which could materially impair their use or operation or cause the Permits to be provisional, probationary or restricted in any way.

Section 5.4. Legality. The making of the Credit Facilities and each disbursement or advance under the Credit Facilities shall not be subject to any penalty or special tax, shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.

Section 5.5. [Intentionally Deleted]

Section 5.6. Taxes and Charges. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof (collectively, “Charges”), before the same shall be in default and before the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise (collectively, “Mechanics Claims”) which, if unpaid, might become a Lien or charge upon the Collateral. Borrower shall have the right to contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Mechanics Claims so long as: (i) Borrower shall have set aside on its books adequate reserve therefor in accordance with GAAP; (ii) Borrower’s title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (iii) Borrower has given prior written notice to Lender of Borrower’s intent to so contest or object to any such Charges or Mechanics Claims; and (iv) such contest stays the enforcement or collection of the Charges and Mechanics Claims or any Lien created. Should any stamp tax, intangible tax, intangible recording tax or other tax (excluding income, franchise, gross receipts or similar taxes with respect to Lender), now or hereafter become payable with respect to this Agreement or any of the other Loan Documents, Borrower will pay the tax before its due date and hold Lender harmless from the cost of the tax. If Borrower fails to commence any contest permitted under this Section or, having commenced to contest the same, and having met the other requirements of this Section 5.6, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the proceeds of the Credit Facilities hereunder (or such Credit Facility as Lender shall elect), even if the total amount of disbursements would exceed the face amount of the Notes. Borrower shall, unless Lender has paid such Charges directly on Borrower’s behalf, furnish to Lender upon request evidence that Charges are paid as required herein.

Section 5.7. Insurance. Borrower shall carry adequate casualty, theft (including burglary, pilferage and loss in transit), business interruption, public liability, professional liability, product liability, automobile, employee dishonesty and workmens compensation insurance with Borrower’s current insurers as listed on Schedule C or other responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area; provided, however, that Borrower shall, at a minimum, carry insurance of the kind and in the amounts shown in Schedule C. Each of such policies shall contain a “breach of warranty clause” whereby the insurer agrees that a breach of the insuring conditions or any negligence by Borrower or any other Person shall not invalidate the insurance as to Lender and its assignees and shall contain an agreement by the insurer to give Lender written notice at least thirty (30) days prior to the expiration of such policy. Borrower shall deliver to Lender endorsements to all of its (a) casualty and property insurance policies naming Lender as sole loss payee (and mortgagee to the extent the insurance pertains to Real Property), and (b) general liability, product liability and other liability policies naming Lender as an additional insured. Borrower shall direct all present and future insurers under its casualty and property policies of insurance to pay all proceeds payable thereunder (to the extent applicable to the Collateral) directly to Lender. If any insurance proceeds are paid by check, draft or other instrument payable to Borrower and Lender jointly, Lender may endorse Borrower’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender reserves the right at any time, upon review of Borrower’s risk profile, to require additional forms and limits of insurance to adequately protect Lender’s interests in accordance with Lender’s normal practice for similarly situated borrowers. Borrower shall, on each anniversary of the Closing Date and from time to time at Lender’s reasonable request, deliver to Lender a report by a reputable insurance broker, satisfactory to Lender, with respect to Borrower’s insurance policies. Borrower shall not carry separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section. Borrower shall timely pay all insurance premiums, and in any event prior to the expiration of any policy of insurance. Borrower shall, prior to the expiration of any policies of insurance, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts required hereunder. Borrower shall promptly notify Lender of any loss, damage, or destruction to any material portion of the Collateral, whether or not covered by insurance. Lender is hereby authorized to collect all insurance proceeds in respect of Collateral directly and shall, at its election, replace or restore the Collateral or apply the same to the Obligations whether or not then due and payable; provided, however, that to the extent losses are less than $1,500,000 in the aggregate for any twelve month period, Lender shall, upon Borrower’s request, permit Borrower to apply the proceed of insurance for such losses to repair or restore Borrower’s property. Lender is authorized and empowered, and Borrower hereby irrevocably appoints Lender as its attorney-in-fact (such appointment is coupled with an interest), at its option, upon the occurrence and during the continuance of an Event of Default, to make or file proofs of loss or damage and to settle and adjust any claim under insurance policies which insure against such risks, or to direct Borrower, in writing, to agree with the insurance carrier(s) on the amount to be paid in regard to such loss. Borrower shall not bring or keep any article on any Location or Real Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Borrower on the Locations or Real Property. Unless Borrower provides Lender with appropriate evidence of the insurance coverage required by this Agreement at least ten (10) Business Days prior to the expiration thereof, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Locations and Collateral and to maintain the insurance required by this Agreement and any sums so expended by Lender shall be deemed advances to Borrower under the Credit Facilities (such Credit Facility as Lender may elect) and shall be immediately due and payable by Borrower. This insurance may, but need not, protect Borrower’s interests. The coverage purchased by Lender may not pay any claim made by Borrower or any claim that is made against Borrower in connection with any Collateral or Location or any required insurance policy. The effective date of coverage may be the date the prior coverage lapsed or the date on which Borrower failed to provide Lender proof of coverage. Borrower may later, but only with Lender’s prior written consent, cancel any insurance purchased by Lender, but only after providing Lender with appropriate evidence, as determined by Lender, that Borrower has obtained insurance as required by this Agreement.

Section 5.8. Information; Visits and Inspections. Once a year and at such other times the Lender, in the good faith exercise of its reasonable judgment may require, Borrower shall permit any officer, employee, agent or representative of Lender to (a) visit and inspect any of the properties of Borrower, (b) inspect, audit and make copies of or prepare extracts from Borrower’s minute books, books of account and other records, including management letters prepared by Borrower’s auditors, of Borrower, and make copies thereof or extracts therefrom, (c) discuss the business affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers, management and independent accountants of Borrower with relevant knowledge, (d) inspect the progress of any construction relating to any Real Property, (e) take and remove soil or groundwater samples, and conduct tests on any part of any Real Property. Lender has no duty, however, to visit or observe the Borrower or its properties or to conduct tests, and no site visit, observation or testing by Lender, its officers, employees, agents or representatives shall impose any liability on any of Lender, its officers, employees, agents or representatives, and (f) inspect, appraise, value and make physical verifications of any tangible Collateral. Neither Borrower nor any other party is entitled to rely on any site visit, observation or testing by any of Lender, its officers, employees, agents or representatives. Neither Lender, its officers, employees, agents nor representatives owe any duty of care to protect Borrower or any other party against, or to inform Borrower or any other party of any other adverse condition affecting the Borrower or its properties. Lender shall give Borrower reasonable notice before any requested site visit or inspection. Lender shall make reasonable efforts to avoid interfering with Borrower’s use of its properties in exercising any rights provided in this Section.

Section 5.9. Maintenance of Property. Borrower will maintain, keep and preserve all of its properties in good repair, working order and condition and from time to time make all necessary repairs, renewals, replacements and improvements thereto, so that the business as currently carried on in connection therewith may be properly conducted at all times.

Section 5.10. Notification of Events of Default and Adverse Developments. Borrower promptly will notify Lender upon an Authorized Officer obtaining knowledge of the occurrence of: (1) any Default; (2) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (3) any judicial, administrative or arbitration proceeding pending against or affecting Borrower or the Collateral, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, could cause a Material Adverse Effect or which may expose Borrower to uninsured liability of $500,000 or more; (4) any default claimed by any other creditor for Borrowed Money (the principal amount of which indebtedness exceeds $500,000) of Borrower other than Lender; (5) except as described on the Exceptions Schedule, a request to produce from, or the production of documents by Borrower to, a Governmental Authority; (6) any Lien arising against the Collateral (other than a Permitted Lien); and (7) any other development in the business or affairs of Borrower could reasonably be expected to cause a Material Adverse Effect; in each case describing the nature of the event or development. In the case of notification under clauses (1) and (2)), Borrower should set forth the action Borrower proposes to take with respect to such event.

Section 5.11. Employee Benefit Plans. Borrower will (a) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (b) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans covered by Title IV of ERISA, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (x) upon its receipt of written notice of the assertion against Borrower of a claim for withdrawal liability; (y) upon the occurrence of any event that could reasonably be expected to trigger the assertion of a claim for withdrawal liability against Borrower; and (z) upon the occurrence of any event that would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof that could reasonably be expected to be subject to a claim for withdrawal liability, whether liquidated or contingent.

Section 5.12. Financing Statements. Borrower shall provide to Lender evidence satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall cause to be recorded financing statements on Form UCC-1 in all places necessary to release all existing security interests and other Liens in the Personal Property (other than as expressly permitted by this Agreement) and to perfect and protect Lender’s first priority Lien and security interest in the Personal Property, as Lender may request.

Section 5.13. Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

Section 5.14. Collection of Accounts. Borrower shall continue to diligently collect its Accounts in the ordinary course of business.

Section 5.15. Places of Business. Borrower shall give thirty (30) days’ prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Personal Property is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

Section 5.16. Business Conducted. Borrower shall continue in the business currently conducted by it. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately before the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

Section 5.17. Intentionally Deleted.

Section 5.18. Bank Accounts. Borrower shall assign to Lender all of its depository and disbursement accounts into which collections of Accounts are deposited. Borrower shall not open any depository or disbursement accounts except upon thirty (30) days’ prior written notice to Lender and Borrower shall not use any such newly opened accounts until such time as the applicable depository institution, Borrower and Lender have entered into a control agreement satisfactory to Lender and in any event sufficient to perfect a first lien and security interest in such account in favor of Lender.

Section 5.20 Intentionally Deleted.

Section 5.21 Post-Closing Obligations. Borrower shall cause to be performed and completed, to Lender’s satisfaction, all of the obligations set forth on Schedule D hereto within the time periods set forth on Schedule D.

Section 5.22. Officer’s Certificates. Together with the quarterly and annual financial statements delivered pursuant to Section 5.1, Borrower shall deliver to Lender a certificate of its chief financial officer, in form and substance reasonably satisfactory to Lender:

(a) Setting forth the information (including detailed calculations) required to establish whether Borrower is in compliance with the requirements of this Agreement including the financial covenants set forth on Schedule A as of the end of the period covered by the financial statements then being furnished; and

(b) Stating that such officer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under such officer’s supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered to the date of the certificate, and that such review has not disclosed the existence during such period of any fact, event or circumstance that constitutes a Default, and if any such fact, event or circumstance existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

Section 5.23. Capital Adequacy and Other Adjustments.

(a) In the event that Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction (“Change in Law”) does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender pay to Lender additional amounts sufficient to compensate such Lender for such reduction (which notice shall be accompanied by a statement setting forth the basis for such claim and a calculation of the amount thereof in reasonable detail); provided that Lender is seeking such compensation from all similarly situated borrowers on a nondiscriminatory basis. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Such certificate shall also certify to Borrower that Lender is seeking compensation from all of its other similarly situated borrowers on a nondiscriminatory basis as a result of such Change in Law. Failure or delay on the part of Lender to demand compensation pursuant to this Section 5.23 shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to this Section 5.23 for any additional amounts incurred more than sixty (60) days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor. Lender agrees, as a condition to its right to receive payment under this Section 5.23, to take such steps as reasonably may be available to it to obtain an exemption from, or reduction of, the liabilities giving rise to the payments of such additional amounts, except to the extent that taking such a step would be materially disadvantageous to Lender.

(b) Prepayment Option. Notwithstanding anything in this Agreement to the contrary, if Borrower is required to compensate Lender pursuant to this Section 5.23 for any additional amounts, Borrower may, at its option, with respect to the portion of the Loan giving rise to the payment of additional amounts, either (A) prepay such portion of the Loan, without any penalty or premium, or (B) continue to make payments to Lender under the terms of this Agreement, including this Section 5.23. If the Borrower exercises its option under clause (B) in this subparagraph, Lender agrees to take such steps as reasonably may be available to it to obtain an exemption from, or reduction of, the liabilities giving rise to the payments of the additional amounts, except to the extent that taking such a step would be materially disadvantageous to Lender.

Section 5.24. Taxes.

(a) No Deductions. Any and all payments or reimbursements made under the Loan Documents shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on or measured by Lender’s net income, overall receipts or capital by the jurisdiction in which Lender is organized or in which it maintains its applicable lending office. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b) Changes in Tax Laws. In the event that, subsequent to the initial advance under the Loan, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

(A) does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement or the other Loan Documents, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or any other amounts payable hereunder or changes in the rate of tax on the overall net income, overall receipts or capital of Lender); or

(B) does or shall impose on Lender any other condition or increased cost in connection with the transactions contemplated hereby a “Change in Tax Law”);

and the result of any of the foregoing is to increase the cost to Lender of making or continuing the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within fifteen (15) days after notice and demand from Lender, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents (which notice shall be accompanied by a statement setting forth the basis for such claim and a calculation of the amount thereof in reasonable detail); provided that Lender is seeking such compensation from all similarly situated borrowers on a nondiscriminatory basis. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Such certificate shall also certify to Borrower that Lender is seeking compensation from all of its other similarly situated borrowers on a nondiscriminatory basis as a result of such Change in Tax Law. Failure or delay on the part of Lender to demand compensation pursuant to this Section 5.24 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 5.24 for any additional amounts incurred more than sixty (60) days prior to the date that Lender notifies Borrower of the Change in Tax Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefore. Lender agrees, as a condition to its right to receive payment under this Section 5.24, to take such steps as reasonably may be available to it to obtain an exemption from, or reduction of, the liabilities giving rise to the payments of such additional amounts, except to the extent that taking such a step would be materially disadvantageous to Lender.

(c) Refunds. In the event that Lender receives a refund in respect of liabilities for which Lender has received payment from Borrower under this Section 5.24, then Lender shall promptly remit to Borrower an amount as Lender determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position if the liabilities had not been imposed and the corresponding payment not been made; provided, however, in no event shall this Section 5.24(c) survive either the termination of this Agreement or the repayment of the Obligations.

(d) Prepayment Option. Notwithstanding anything in this Agreement to the contrary, if Borrower is required to compensate Lender pursuant to this Section 5.24 for any additional amounts, Borrower may, at its option, with respect to the portion of the Loan giving rise to the payment of additional amounts, either (A) prepay such portion of the Loan, without penalty or premium, or (B) continue to make payments to Lender under the terms of this Agreement, including this Section 5.24. If Borrower exercises its option under clause (B) in this subparagraph, Lender agrees to take such steps as reasonably may be available to it to obtain an exemption from, or reduction of, the liabilities giving rise to the payments of the additional amounts, except to the extent that taking such a step would be materially disadvantageous to Lender.

(e) Withholding Forms. Upon any transfer of any interest in the Credit Facilities (or any change in status of the Lender to be other than a corporation), Lender shall execute and deliver to Borrower one or more (as Borrower may reasonably request) United States Internal Revenue Service Forms W-9, W-8ECI or W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that Lender is exempt from or subject to a reduced rate of withholding taxes.

Section 5.25. Further Documentation; Loss of Notes. In the event any further documentation or information is deemed reasonably necessary or appropriate by Lender in the exercise of its rights under the Loan Documents or to carry into effect the purposes of the Loan Documents or to correct patent mistakes in the Loan Documents, materials relating to mortgagee’s land title insurance or the funding of the Loan, Borrower shall provide, or cause to be provided to Lender, at Borrower’s cost and expense, such documentation or information (subject to Section 5.1(j)). In furtherance of the foregoing, Borrower shall execute and deliver to Lender such documentation, including but not limited to, any amendments, corrections, deletions or additions to the Loan Documents as is reasonably required by Lender. Upon notice from Lender of the loss, theft, or destruction of any of the Notes and upon receipt of indemnity reasonably satisfactory to Borrower from Lender, or in the case of mutilation of any of the Notes, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note.

Section 5.26. Compliance with Requirements of Prospective Transferee. In the event that documentation or information is reasonably required by any prospective transferee or servicer in connection with selling, transferring, delivering, assigning, securitizing or granting a participation in the Loan (or transferring the servicing of the Loan), Borrower agrees to provide such documentation or information (subject to Section 5.1(j)). Borrower shall execute and deliver to Lender and/or such prospective transferee or servicer such amendments, deletions or additions to the Loan Documents necessary to effect such transfer; provided, however, that Borrower shall not be required to do anything that would increase the Obligations or could otherwise reasonably be expected to have a material adverse effect upon Borrower.

Section 5.27. Termination/Default of Contracts. Borrower shall notify Lender of any (a) default or event of default under, (b) termination of, or (c) failure of any party to renew, any of the Material Borrower Contracts (unless the default or event of default under, termination of or failure to renew such contract, as the case may be, could not reasonably be expected to have a material adverse effect on Borrower, including without limitation, on Borrower’s business, the Collateral or the Loan hereunder) as soon as reasonably possible (other than with respect to any notice of default, termination or failure to renew that originates with Borrower, which notice shall be sent concurrently to Lender). Notwithstanding anything in this Section to the contrary, no provision in this Section shall modify, reduce or otherwise affect Lender’s rights hereunder or under any other Loan Document.

Section 5.28. Landlord Agreements, Mortgagee Agreements and Real Estate Purchases. Upon the request of the Lender, Borrower shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any Location or other location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Lender. Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 5.29. Financial Covenants. Borrower shall comply with and shall not breach any of the financial covenants set forth in Schedule A. For purposes of Section 10.1, a breach of a financial covenant set forth in Schedule A shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financials statements or other reports reflecting such breach are delivered to Lender.

Section 5.30 Intentionally Deleted.

Section 5.31. Government Contracts. If Borrower proposes to enter into any Government Contract the Accounts of which are included, or are proposed to be included in the Borrowing Base, Borrower shall comply with the following covenants and procedures:

(a) The Borrower shall give Lender written notice of the Borrower’s execution of or receipt of an award of a Government Contract (within ten (10) days after such Government Contract is awarded or executed, whichever is earlier);

(b) if requested by Lender, the Borrower shall execute and deliver to Lender, within ten (10) days of Lender’s request, a separate assignment of the Government Contract in form and content satisfactory to Lender and using forms provided by Lender;

(c) Lender shall have the right to send to the Account Debtor in respect of such Government Contract such notices, and request such acknowledgments of the Account Debtor, as Lender deems necessary to cause such Account Debtor to recognize the assignment of the Accounts and payment rights in respect thereof to Lender, as the first and only claim against such Accounts, in accordance with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law. Borrower shall cooperate with Lender in sending and procuring such notices and acknowledgments; and

(d) No Borrower shall suffer or permit to exist any notice or claim against Accounts under a Government Contract, other than notices and claims of Lender.

Section 5.32. Lien Documents; Collateral Generally.

(a) At Closing and thereafter as Lender deems reasonably necessary, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its discretion) any agreements, documents, instruments, and writings deemed reasonably necessary by Lender or as Lender may otherwise request from time to time in its reasonable discretion to evidence, perfect, or protect Lender’s Lien and security interest in the Collateral required under this Agreement.

(b) Borrower shall bear the risk of loss on all Collateral, regardless of whether such Collateral is in the possession or control of Borrower, Lender, a bailee or any other Person.

(c) Lender is hereby authorized to file financing statements naming each Borrower as debtor, in accordance with the UCC, and if necessary, to the extent applicable, to otherwise file financing statements without such Borrower’s signature if permitted by law. Each Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its discretion may determine. Each Borrower agrees to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first security interest in the Collateral including, without limitation, executing and causing any other person to execute such documents as Lender may require to obtain control (as defined in the UCC) over all deposit accounts, electronic chattel paper, letter of credit rights, commercial tort claims and investment property to the extent a Lien is granted to Lender on such items under the Loan Documents. Each Borrower, by joining in the Loan Documents, specifically joins in this Section as if this Section were a part of each Loan Documents executed by the Borrower.

(d) Borrower shall do and hereby authorizes Lender to do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including but not limited to the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, and any other documents required under this Agreement;

(e) At Lender’s request, Borrower shall immediately deliver to Lender all items of Collateral for which Lender must receive possession to obtain a perfected security interest (in each case, accompanied by stock powers, endorsements, allonges or other instruments of transfer duly executed in blank);

(f) Borrower shall, on Lender’s demand, deliver to Lender all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral;

(g) Borrower shall, where Collateral is in the possession of a third party, join with Lender in notifying the third party of Lender’s security interests and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender;

(h) Borrower shall cooperate with Lender in obtaining control (pursuant to written agreements establishing such control in form and substance satisfactory to Lender) with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights, electronic chattel paper and any other portion of the Collateral for which control is required in order to perfect a security interest;

(i) Borrower shall not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper;

(j) Borrower shall promptly, and in any event within two (2) Business Days after the same is acquired by Borrower, notify Lender of any commercial tort claim with a claimed amount in excess of $500,000 acquired by Borrower and unless otherwise consented to in writing by Lender, Borrower shall enter into a written supplement to this Agreement (in form and substance satisfactory to Lender) granting to Lender a security interest in such commercial tort claim as part of the Collateral; and

(k) Borrower shall promptly notify Lender if an Account with a value in excess of $50,000 becomes evidenced or secured by an instrument or chattel paper or has been reduced to judgment, and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender and assign such judgment to Lender, each to the effect that Lender shall have a first lien priority perfected security interest and lien upon such instrument, chattel paper and judgment.

Section 5.34. Searches. Before Closing, and thereafter (as and when determined by Lender in its discretion), Lender shall have the right to perform the searches described in clauses (a), (b) and (c) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under any Loan Document, all at Borrower’s expense; provided that, Borrower shall not be obligated for the expenses of any such search performed more than once per calendar year unless additional searches are performed after the occurrence and during the continuance of a Default or Event of Default:

(a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where the applicable Person maintains its executive offices, a place of business, or assets and the jurisdiction in which the applicable Person is organized;

(b) Judgment, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and

(c) Searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 5.35. Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower’s Accounts; (b) execute in the name of Borrower any financing statements, amendments to financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender under this Agreement; (c) upon the occurrence and during the continuance of an Event of Default, take any action Borrower is required to take under this Agreement; and (d) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Collateral or perfect Lender’s security interest or Lien in any Collateral.

Section 5.36. Additional Collateral Provisions.

(a) It is expressly agreed by Borrower that, notwithstanding anything herein to the contrary, Borrower shall remain liable under each item of Collateral consisting of a contract, instrument, permit or license to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any such contract, instrument, permit or license (between Borrower and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any such contract, instrument, permit or license.

(b) Upon the request of Lender, after the occurrence and during the continuance of an Event of Default, Borrower, at its own expense, shall cause the certified public accountant then engaged by Borrower to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request, the following reports: (i) a reconciliation of all Accounts and statement of Inventory; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts and Inventory as Lender may request. Borrower, at its own expense, shall cause its certified independent public accountants to deliver to Lender the results of any physical verifications of all or any portion of any Inventory made or observed by such accountants when and if such verification is conducted. Lender shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.

(c) For the purpose of enabling Lender to exercise its rights and remedies under the Loan Documents, Borrower hereby grants to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Borrower) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate upon the termination of the Lender’s Liens in the Collateral. Promptly upon the request of the Lender, and in no event later than thirty (30) days after such request, Borrower shall execute and deliver to Lender a Patent Security Agreement and shall execute and deliver all such other documents and make all filings and take all such other action necessary to grant to Lender a first priority security interest in all Intellectual Property owned or possessed by Borrower. Borrower will maintain and keep good and valid title to, and protect against infringement by others of, all of the Intellectual Property necessary for the current and planned future conduct of its business and the manufacture and production of its products.

(d) Lender shall have no duty of care with respect to the Collateral except that Lender shall exercise reasonable care with respect to the Collateral in Lender’s custody. Lender shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which Lender accords its own property or if Lender takes such action with respect to the Collateral as Borrower shall request or agree to in writing provided that neither failure to comply with any such request nor any omission to do any such act requested by Borrower shall be deemed a failure to exercise reasonable care. Lender’s failure to take steps to preserve rights against any parties or property shall not be deemed to be failure to exercise reasonable care with respect to the Collateral in Lender’s custody. All risk, loss, damage or destruction of the Collateral shall be borne by Borrower.

Section 5.37 Compliance With Anti-Terrorism Orders. Borrower will not knowingly enter into a Lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify Lender if Borrower has knowledge that any Borrower or Principal is listed on the OFAC Lists or (A) is indicted on or (B) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Lender if Borrower knows that any Tenant is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Section 5.38 Real Property. If any Borrower or any subsidiary of any Borrower proposes to acquire a fee ownership interest in real property after the Closing Date, it shall first provide to Lender a mortgage or deed of trust granting Lender a first priority Lien on such real property, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Lender, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Lender, in each case, in form and substance reasonably satisfactory to Lender.

Section 5.39 Georgia Tissue Center. Within thirty (30) days after the execution of this Agreement, Borrower will complete all actions necessary to dissolve Georgia Tissue Center and shall deliver evidence of such dissolution to Lender.

Section 5.40 Alabama Tissue Center. Within sixty (60) days after the execution of this Agreement, Borrower shall deliver to Lender a written opinion of Alabama counsel to Borrower in form and substance reasonably acceptable to Lender addressing with respect to ATC the issues of good standing, due authority, due execution and corporate power and authority.

ARTICLE VI

NEGATIVE COVENANTS

Each entity comprising Borrower covenants and agrees that so long as Borrower may borrow under this Agreement and until payment and performance in full of the Obligations:

Section 6.1. Borrowing. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money except:

(a) indebtedness to Lender;

(b) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than one hundred twenty (120) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants;

(c) borrowings incurred in the ordinary course of its business and not exceeding $500,000 in the aggregate outstanding at any one time;

(d) indebtedness secured by liens expressly permitted by Section 6.3;

(e) indebtedness expressly denoted as permitted indebtedness under the Exceptions Schedule and extensions, renewal and replacements of such indebtedness that do not increase the principal amount thereof or the aggregate amount of outstanding obligations thereunder (collectively, “Permitted Indebtedness”);

(f) indebtedness of the Borrower incurred after the Closing Date consisting of capital lease obligations or indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided (i) such indebtedness when incurred shall not exceed the purchase price or cost of construction of such assets, (ii) no such indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the aggregate amount of all such indebtedness outstanding at any time shall not exceed $500,000;

(g) indebtedness of any Subsidiary to the Borrower or any other Subsidiary but only to the extent such Subsidiaries are entities comprising Borrower;

(h) obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes; and

(i) indebtedness owed to Medtronic for management service fees and trade payables in an amount not to exceed $13,000,000.

Borrower will not make prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender). Borrower will not make any payments (whether in cash, in kind or otherwise) in respect of any Permitted Indebtedness at a time such payments are otherwise prohibited under the terms of any intercreditor agreement or subordination agreement. Borrower will not amend, alter or restate the terms of any Permitted Indebtedness or grant to the holders thereof any collateral (other than collateral specifically enumerated on the Information Certificate) or other accommodation without Lender’s prior written consent, which consent may be given or withheld in Lender’s discretion. Except as specifically provided otherwise on the Information Certificate or except as expressly permitted pursuant to Section 6.3(a), no Permitted Indebtedness may be secured by any lien or security interest upon, or any right or claim or interest in, any of the Collateral.

Section 6.2. Joint Ventures. Borrower will not invest directly or indirectly in any joint venture for any purpose without the prior written notice to, and the prior written consent of, Lender, which consent shall not be unreasonably withheld.

Section 6.3. No Liens and Encumbrances; No Disposition of the Collateral. Lender does not authorize, and Borrower agrees not to:

(a) create, incur, assume or suffer to exist any mortgage, pledge, Lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of the Collateral, whether now owned or hereafter acquired, except for (i) Permitted Liens, (ii) cash deposits under workmen’s compensation, social security or similar Laws, or under unemployment insurance, (iii) cash deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) Liens not otherwise covered by the definition of Permitted Liens securing obligations in an aggregate amount not exceeding at any time $500,000, which Liens are subordinated in right and time of payment to Lender’s liens upon the Collateral pursuant to an intercreditor and subordination agreement executed by and satisfactory to Lender, (v) Liens set forth on the Exceptions Schedule as of the Closing Date and (vi) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary subject to the provisions of Sections 6.8 and 6.4(d) hereof; provided that Borrower delivers evidence reasonably satisfactory to Lender that (w) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (x) such Lien shall not apply to any other property or assets of the Borrower and does not and will not encumber any of the Collateral securing the Obligations, (y) such Lien does not and will not encumber Accounts or Inventory of any Person and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewal and replacements thereof that do not increase the outstanding principal amount thereof or the total amount of obligations thereunder;

(b) make any sale, exchange, lease or other disposition of any of the Collateral (other than leases of the Real Property (to the extent permitted under this Agreement) and sales of Inventory in the ordinary course of business in conformity with the terms of this Agreement);

(c) license any of the Collateral except for license and distribution arrangements set forth on the Information Certificate and other license and distribution arrangement in replacement thereof on the same or similar terms and other license and distribution arrangements with respect to the same products entered into in the ordinary course of business on commercially reasonable terms; or

(d) sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis without the prior written consent of Lender not to be unreasonably withheld.

Notwithstanding anything in this Section 6.3 to the contrary, Borrower will not create, incur, assume or suffer to exist any Lien upon the Inventory, Borrower’s Intellectual Property or the Stock of RTI Donor Services, Inc.

Section 6.4. Restriction on Fundamental Changes. Borrower shall not, without the prior written consent of Lender:

(a) enter into any transaction of merger or consolidation unless the Obligations are fully repaid prior to the effectiveness thereof;

(b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); provided, however, that Borrower may dissolve any of the Inactive Subsidiaries if (a) it gives Lender at least thirty (30) days prior written notice and (b) Borrower shall have provided Lender with evidence satisfactory to Lender that such the Inactive Subsidiary has no Accounts or Inventory included in the Borrowing Base and any functions of such Inactive Subsidiary has been transferred to another Borrower; or the same or similar terms and other license and distribution arrangements with respect to the same products entered into in the ordinary course of business on commercially reasonable terms;

(c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets (other than Inventory in the ordinary course of business), or the Stock of any Subsidiary of Borrower, whether now owned or hereafter acquired except (i) as provided in Section 6.3(b) and (ii) that RTI may sell all or a portion of the Stock or assets of ATC upon thirty (30) days prior written notice to Lender;

(d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or Stock or other evidence of beneficial ownership of, any Person except that Borrower shall be permitted to make such acquisitions to the extent the cash consideration for such acquisitions does not exceed $1,000,000 in any fiscal year and if Borrower complies with the provisions of Section 6.8;

(e) transfer, assign, convey or grant to any other Person the right to operate or control such Location, whether by lease, sublease, management agreement, joint venture agreement or otherwise;

(f) without providing Lender with thirty (30) days’ prior written notice, change the jurisdiction of its organization or change its legal name;

(g) suffer or permit to occur any Change in Control (except as expressly permitted in Section 6.4(b)), of Borrower unless the Obligations are fully repaid prior to the effectiveness thereof;

(h) suffer or permit any change in the organizational documents or governing documents of Borrower, except for changes which do not change the capital structure of Borrower or otherwise do not effect the Lender’s rights and remedies hereunder or under the other Loan Documents (but Borrower shall deliver a copy of any such amendment to Lender promptly upon the adoption thereof); or

(i) consent to or acknowledge any of the foregoing.

Borrower agrees that compliance with this Section 6.4 is a material inducement to Lender’s advancing credit under this Agreement. Borrower further agrees that in addition to all other remedies available to Lender, Lender shall be entitled to specific enforcement of the covenants in this Section 6.4, including injunctive relief, to the full extent permitted by applicable Laws.

Section 6.5. Distributions and Management Fees. Except as expressly permitted under the Exceptions Schedule or in Article VIII, Borrower shall not directly or indirectly declare, order, pay or make any “Distributions” (as defined below) to any of its Affiliates, to any shareholder other person holding an equity interest in Borrower or to any other Person related to or affiliated with any of the foregoing except that the foregoing shall not restrict or prohibit wholly-owned Subsidiaries from making distributions or dividends to Borrower and shall not restrict wholly-owned Subsidiaries of any Borrower from making Distributions to such Borrower. “Distributions” shall mean management fees, salaries or other fees or compensation, lease or rental payments, repayments of or debt service on loans or other indebtedness, dividends or other distributions with respect to any of its stock, now or hereafter outstanding, the purchase, redemption or other acquisition for value of any of its stock, now or hereafter outstanding, or the return of any capital of its stockholders.

Section 6.6. Loans and Advances. Except as expressly permitted under the Exceptions Schedule, Borrower will not make loans or advances to any Person, other than (a) to Subsidiaries that are entities comprising Borrower, (b) trade credit extended in the ordinary course of its business, (c) advances for business travel and similar temporary advances made in the ordinary course of business to officers, stockholders, directors, and employees of Borrower and (d) advances to nascent organ procurement organizations (but in no event shall such organization include RTI Donor Services, Inc.) for the purpose of benefiting Borrower in the procurement of human tissue; provided, however, that no such advance shall exceed $100,000 and the amount of all such advances in the aggregate shall not exceed $500,000 and any stock or other assets received by Borrower in consideration of such advance shall be pledged to Lender under the same terms as the Pledge Agreements.

Section 6.7. Contingent Liabilities. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Section 6.8. Subsidiaries. Except as otherwise expressly permitted under the Exceptions Schedule or as permitted by Section 6.4, Borrower will not form or acquire any Subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person. To the extent any Subsidiary is formed or acquired after the Closing Date, Borrower will cause such Subsidiary to be made a party to this Agreement as an entity comprising Borrower and to enter into all other agreements and documents necessary to grant Lender a first priority security interest in and to all of its assets and property to the same extent as the other entities comprising Borrower and Borrower will execute and deliver such Agreements and take such actions in order to grant Lender a pledge of the Stock of such Subsidiary on the same terms as the Pledge Agreements.

Section 6.9. Compliance with ERISA. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any action which could reasonably be expected to result in Prohibited Transaction or any Reportable Event.

Section 6.10. Licenses. Borrower will not amend, alter or suspend or terminate or make provisional in any material way, any License listed on the Information Certificate or any other License which becomes necessary for the operation of Borrower’s business and the commercial distribution of its products or for the ownership or operation of any Location are listed on the Information Certificate, without the prior written consent of Lender.

Section 6.11. Transactions with Affiliates. Except as expressly permitted under the Exceptions Schedule, Borrower will not enter into any transaction except as expressly permitted by Section 6.5, including without limitation the purchase, sale, lease or exchange of property, or the loaning or giving of funds to any Affiliate or Subsidiary of Borrower, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transaction with any Person not such an Affiliate or Subsidiary, and so long as the transaction is not otherwise prohibited under this Agreement; provided, however, that in no event shall any payments be made to RTI Donor Services, Inc. other than pass through recovery costs for Human Organs.

Section 6.12. Use of Lender’s Name/Press Releases. Borrower will not use Lender’s name (or the name of any of Lender’s Affiliates) in connection with any of its business operations. Borrower will not and will not permit its Affiliates to, in the future, issue any press release or other public disclosure (other than in a Form 8K filed by the Borrower) using the name of Lender or any of its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior written notice to Lender and without the prior written consent of Lender unless (and only to the extent that) Borrower or such Affiliate of Borrower is required to so disclose under law and then, in any event, such Borrower or Affiliate will consult with Lender before issuing such press release or other public disclosure. Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Lender.

Section 6.13. Contracts and Agreements. Borrower will not become or be a party to any contract or agreement which would breach this Agreement, or breach any other Borrower Contract.

Section 6.14. Margin Stock. Borrower will not use the proceeds of a Loan to carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

Section 6.15. Truth of Statements and Certificates. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

Section 6.16. Intentionally Deleted.

Section 6.17. Capital Markets. Borrower will not issue, offer or sell its debt or equity securities in any public or private capital market unless: (a) such issuance, offer or sale would not cause or would not reasonably be expected to cause a material adverse change in, or material adverse effect upon any of (i) the financial condition, operations, business, properties or prospects of the Borrower, (ii) the rights and remedies of Lender under any Loan Document, or the ability of Borrower to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan Document, or (iv) the existence, perfection or priority of any security interest granted in any Loan Document or the value of any material Collateral and (b) no Event of Default has occurred and is continuing.

Section 6.18. Satellite Offices. Borrower shall not maintain any of its Eligible Inventory or Eligible Accounts or books and records related thereto at any Satellite Office.

ARTICLE VII

SECURITY AGREEMENT; PROVISIONS RELATING TO

ACCOUNTS COLLATERAL AND INVENTORY COLLATERAL

Section 7.1. Generally. As security for the payment and performance of the Obligations, and as further security for the payment and performance by Borrower, its obligations under the Loan Documents, Borrower hereby assigns and grants to Lender a continuing first priority Lien on and security interest in, upon, and to, all right, title and interest in and to any and all property and interests in property of Borrower whether now owned or hereafter created, acquired or arising including all of the following properties and interests in properties (the “Personal Property”; unless otherwise defined in this Agreement, all terms used in the following subparagraphs shall have the meanings given them in the Uniform Commercial Code):

(a) All of Borrower’s Accounts, and all of Borrower’s money, contract rights, chattel paper, documents, deposit accounts, securities, investment property and instruments with respect thereto, and all of Borrower’s rights, remedies, security, Liens and supporting obligations, in, to and in respect of the foregoing, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts, deposits or other security for the obligation of any Account Debtor, and credit and other insurance;

(b) To the extent not listed above, all of Borrower’s money, securities, investment property, deposit accounts, instruments and other property and the proceeds thereof that are now or hereafter held or received by, in transit to, in possession of, or under the control of Lender or a bailee or Affiliate of Lender, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(c) To the extent not listed above, all of Borrower’s now owned or hereafter acquired deposit accounts into which Accounts or the proceeds of Accounts are deposited, including the Lockbox Account and the Concentration Account;

(d) All of Borrower’s right, title and interest in, to and in respect of all goods relating to, or which by sale have resulted in, Accounts, including, without limitation, all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing, any Account, and all returned, reclaimed or repossessed goods;

(e) All of Borrower’s general intangibles (including, but not limited to, payment intangibles), including, without limitation, rights to reasonable payments associated with the removal, transportation, implantation, processing, preservation, quality control and storage of Inventory, and other property of every kind and description with respect to, evidencing or relating to its Accounts, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, ledger cards, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer programs, information, software, records, and data, as the same relates to the Accounts;

(f) All of Borrower’s other money, securities, investment property, deposit accounts, instruments, documents, supporting obligations and chattel paper;

(g) All of Borrower’s letter-of-credit rights and commercial tort claims;

(h) All of Borrower’s other general intangibles (including, without limitation, any proceeds from insurance policies after payment of prior interests), patents, patent applications, unpatented inventions, trade secrets, copyrights, copyright applications, contract rights, goodwill, literary rights, rights to performance, rights under licenses, choses-in-action, claims, information contained in computer media (such as data bases, source and object codes, and information therein), things in action, trademarks, trademark applications (together with the goodwill associated therewith) and derivatives thereof, trade names, including the right to make, use, and vend goods utilizing any of the foregoing, and permits, licenses, certifications, authorizations and approvals, and the rights of Borrower thereunder, issued by any governmental, regulatory, or private authority, agency, or entity whether now owned or hereafter acquired, together with all cash and non-cash proceeds and products thereof;

(i) All of Borrower’s now owned or hereafter acquired inventory of every description which is held by Borrower for sale or lease or is furnished by Borrower under any contract of service or is held by Borrower as raw materials, work in process or materials used or consumed in a business, wherever located, and as the same may now and hereafter from time to time be constituted, together with all cash and non-cash proceeds and products thereof;

(j) All of Borrower’s now owned or hereafter acquired Inventory of every description;

(k) All of Borrower’s now owned or hereafter acquired machinery, chattels, appliances, machinery, cleaning supplies, equipment, computer equipment, tools, tooling, furniture, fixtures, goods, supplies, materials, work in process, whether now owned or hereafter acquired, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, all replacements thereof and substitutions therefor, and all cash and non-cash proceeds and products thereof;

(l) To the extent that not listed above as original collateral, the proceeds (including, without limitation, insurance proceeds) and products of any or all of the foregoing, and all accessions to, substitutions for or replacements of and rents and profits from any or all of the foregoing.

Section 7.2. Accounts Administration.

(a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrower at its principal office(s) as set forth on the Information Certificate and except in the ordinary course of business, in which case Lender shall be promptly notified in writing no later than ten (10) Business Days after such move, shall not be moved from such locations without (i) providing prior written notice to Lender, and (ii) obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld.

(b) Borrower shall keep accurate and complete records of its Accounts and Inventory and all payments and collections thereon and sales thereof and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report and inventory report for the preceding period, in form satisfactory to Lender. In addition, if Accounts or Inventory in an aggregate book value in excess of $50,000.00 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or Eligible Inventory or otherwise, Borrower shall notify Lender of such occurrence no later than the third Business Day following Borrower obtaining knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender, upon the occurrence and during the continuance of an Event of Default. Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of claims, invoices or other information related thereto.

(c) If an Event of Default has occurred and is continuing, any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender or any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, but not limited to, verification of Borrower’s compliance with applicable Laws. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Lender and applicable federal, state and local regulatory authorities having jurisdiction over the Borrower’s affairs, all of which contacts Borrower hereby irrevocably authorizes.

(d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at any time to notify Account Debtors that Accounts have been assigned to Lender and, following the occurrence of a Default, that payment of such Accounts shall be made directly by such Account Debtors to Lender (and once such notice has been given to an Account Debtor, Borrower shall not give any contrary instructions to such Account Debtor without Lender’s prior written consent).

(e) Upon the occurrence and during the continuance of an Event of Default, Borrower shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that Lender has been granted a first priority Lien and security interest in, upon and to all Accounts applicable to such Person and directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Lender, upon Borrower’s failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person.

(f) Borrower will, on demand of Lender, make available to Lender copies of shipping and delivery receipts evidencing the shipment of goods that gave rise to an Account, medical records, insurance verification forms, assignment of benefits, in-take forms or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose.

Section 7.3 Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. If a breach of any of the representations or warranties contained herein relating to an Account that has been designated an Eligible Account, in the discretion of Lender, has or may have a material adverse effect upon the validity, legality or collectibility of any such Account, then such Account shall no longer be deemed an Eligible Account. Unless otherwise indicated in writing to Lender, with respect to each Eligible Account, Borrower represents that at any time a Revolving Loan is outstanding:

i.	The Account satisfies the definition of an Eligible Account;

ii.	The Account is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

iii.	The Account arises out of a completed, bona fide sale and delivery of goods or rendition of Approved Goods and Services by a Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, certificates of medical necessity, contracts, certification, participation agreements, certificates of need, or other documents relating thereto and forming a part of the contract between the Borrower and the Account Debtor;

iv.	The Account is for a liquidated amount maturing as stated in a duplicate claim or invoice covering such sale or rendition of Approved Goods and Services, a copy of which has been furnished or is available to Lender;

v.	The Account, and Lender’s security interest in such Account, is not, and will not (by voluntary act or omission by a Borrower), be in the future, subject to any offset, Lien, recoupment, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Account is absolutely owing to the Borrower and is not contingent in any respect or for any reason;

vi.	There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, including, without limitation, the failure of a Borrower to provide Approved Goods and Services in a manner that complies in all material respects with all Laws applicable to the payment therefore and no such Accounts have been generated in violation of the National Organ Transplant Act;

vii.	To the best of Borrowers’ knowledge, (i) the Account Debtor under the Account had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is solvent;

viii.	To the best of Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor under the Account which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account;

ix.	The Account has been billed and forwarded to the Account Debtor for payment in accordance with applicable Laws and compliance and conformance with any and requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and such Account if due from a Governmental Account Debtor is properly payable directly to Borrower;

x.	Lender has a perfected, first-priority security interest in such Account to secure the Obligations;

xi.	The aging of such Eligible Account, as reflected in the Borrowing Bases and other information submitted to Lender, reflects the age of such Eligible Account from the original billing date and not from the date of any re-billing of the Eligible Account;

xii.	No Borrower has made, and will not make, any agreement with any Account Debtor for any extension of the time for payment of the Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by the Borrower in the ordinary course of its business consistent with its historical practices and as previously disclosed to Lender in writing;

xiii.	All information relating to such Account that has been delivered to Lender is true and correct in all material respects. With respect to each such Account that has been billed, each Borrower has delivered to the Account Debtor all requested supporting claim documents and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects;

xiv.	Such Account is (i) payable in the amount identified by the Borrower and is recognized as such by the Account Debtor, (ii) the legally enforceable obligation of such Account Debtor, and (iii) an account receivable or general intangible within the meaning of the UCC of the state in which such Borrower is “located” (within the meaning of such term in the UCC), and is not evidenced by any instrument or chattel paper. There is no payor other than the Account Debtor identified by Borrowers as the payor primarily liable on such Account;

xv.	No such Account (i) requires the approval of any third person for such Account to be assigned to Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past, or within 180 days of, the statutory limit for collection applicable to the Account Debtor;

xvi.	No Borrower has any guaranty of, letter of credit support for, or collateral security for, such Account, other than any such guaranty, letter of credit or collateral security as has been assigned to Lender or upon which Lender holds a first priority Lien;

xvii.	The fees and charges charged for the services constituting the basis for such Account were when rendered and are currently consistent with (i) the usual, customary and reasonable fees charged by Borrower or (ii) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Account Debtors;

xviii.	The representations and warranties made by each Borrower in this Agreement and all financial or other information delivered to Lender pursuant to this Agreement with respect to such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading;

xix.	If requested by Lender, a copy of each related contract and agreement to which any Borrower is a party has been delivered to Lender unless such Borrower shall have, prior to the related funding date, certified to Lender that such delivery is prohibited by the terms of the contract or by law, and the circumstances of such prohibition; and

xx.	Such Account was (or if unbilled, will be (nothing herein implying any obligation of Lender to make advances in respect of unbilled Accounts)) in any event billed no later than 45 days after the date the services or goods giving rise to such Account were rendered or provided, as applicable, and each bill contains an express direction requiring the Account Debtor to remit payments to the applicable lockbox linked to a the applicable Lockbox Account.

Section 7.4. Inventory. Lender may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by Borrower with respect to any Inventory. Unless otherwise indicated in writing to Lender, with respect to all Eligible Inventory, Borrower represents that at any time a Revolver Loan is outstanding:

(a) it is located at an address listed on the Information Certificate;

(b) if such Inventory is stored at a leased location or a warehouse or is held by a bailee, a landlord/warehouseman/bailee lien waiver satisfactory to Lender has been delivered with respect thereto;

(c) if such Inventory is stored at an owned location subject to a mortgage, a mortgagee waiver satisfactory to Lender has been delivered with respect to such location;

(d) the Inventory is genuine and in all respects what it purports to be;

(e) the Inventory was acquired through a completed, bona fide sale and delivery of the Inventory in the ordinary course of Borrower’s business and in accordance with the terms and conditions of all purchase orders, contracts, service agreements, or other documents relating thereto and forming a part of the contract between Borrower and the applicable supplier, and such Inventory was not acquired on any consignment basis nor is sale of such Inventory by Borrower subject to any commission of any sort;

(f) the Inventory, and Lender’s security interest in such Inventory, is not, and will not (by voluntary act or omission by Borrower), be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse claim, and such Inventory is owned by Borrower in all respects and is not subject to any competing claim for any reason;

(g) there are no facts, events or occurrences that in any way impair the salability or, in the case of Human Organs, useability of the Inventory or tend to reduce the realizable value thereof;

(h) to the best of Borrower’s knowledge, the supplier of the Inventory had the capacity to contract at the time any contract or other document relating to such Inventory was executed;

(i) the Inventory has been fully paid for or full payment is not yet past due in accordance with any sales contracts, purchase orders or applicable agreements relating to the purchase of such Inventory; and

(j) Borrower has obtained and currently has any Governmental Approvals that are necessary in order to sell or distribute the Inventory.

ARTICLE VIII

PROVISIONS RELATING TO REAL PROPERTY

Section 8.1 Real Property Representations and Warranties. Without limiting the generality of Article IV or any other representation or warranty made herein:

(a) To the best of Borrower’s knowledge, (1) no condemnation of any portion of any Real Property, (2) no condemnation or relocation of any roadways abutting any Real Property, and (3) no proceeding to deny access to any Real Property from any point or planned point of access to any Real Property, has commenced or to Borrower’s knowledge is contemplated by any Governmental Authority.

(b) The use of any Real Property as an office building or manufacturing facility and the contemplated accessory uses do not violate (i) any Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, covenants, conditions and restrictions of record, or agreements affecting any Real Property or any part thereof, except to the extent such violations could not reasonably be expected to have a Material Adverse Effect. Neither the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use any Real Property is to any extent dependent upon or related to any real estate other than the Land. No building or other improvement encroaches upon any property line, building line, set back line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to any Real Property except as set forth on the survey. No Real Property is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or designated as a wetland by any governmental entity having jurisdiction over the Real Property. All Governmental Approvals required for the operation of the Real Property have been obtained, all Laws relating to the construction of and operation of the improvements on the Real Property have been complied with and all permits and licenses required for the construction of and operation of the Real Property have been obtained except where the failure to comply or obtain could not reasonably be expected to have a Material Adverse Effect. The Real Property is accessible through fully improved and dedicated roads, accepted for maintenance and public use by public authority having jurisdiction. The Real Property has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone facilities, other required public utilities, fire and police protection, and means of access between the Real Property and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws. The Real Property includes all property and rights that may be reasonably necessary or desirable to promote the present and any reasonable future beneficial uses and enjoyment thereof. To the best of Borrower’s knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions or restrictions of record, or other agreements relating to any Real Property, or the improvements, or any part thereof.

(c) The Real Property is taxed separately without regard to any other property and for all purposes the Real Property may be mortgaged, conveyed and otherwise dealt with as an independent parcel. There are no unpaid or outstanding real estate or other taxes or assessments on or against any Real Property or any part thereof, except general real estate taxes for fiscal year 2004 not yet due or payable. To each Borrower’s knowledge, there is no pending or contemplated action pursuant to which any special assessment may be levied against any portion of any Real Property.

(d) Borrower and its previous owners have not entered into any Leases, subleases or other arrangements for occupancy of space within any Real Property that are currently in effect. Borrower is in actual occupancy of the Real Property.

(e) Neither Borrower nor any partner or member, as applicable, in Borrower is or shall be, and no legal or beneficial interest of a partner or member, as applicable, in Borrower is or will be held, directly or indirectly, by a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

(f) There has been no material damage or destruction of any part of any Real Property by fire or other casualty that has not been repaired. Except as part of routine maintenance, there are presently no material existing defects in any Real Property and no material repairs or alterations thereof are reasonably necessary or appropriate.

(g) Except as set forth on the Information Certificate, Borrower has no interest in any trademarks, copyrights, patents or other intellectual property with respect to any Real Property.

(h) There are no management agreements relating to the Real Property.

(i) The Loan Documents create a valid first lien on the marketable, fee simple estate in the Real Property.

(j) Final certificates of occupancy or non-residential use permits have been obtained for all improvements on the Real Property. To Borrower’s knowledge, (A) the parcels of land comprising the Real Property are contiguous, subdivided parcels and are in full compliance with applicable subdivision ordinances and (B) no subdivision or resubdivision of such parcels is required to: (i) convey, transfer, assign or lease such parcels, either individually or as a whole; or (ii) rebuild after a casualty all or any portion of the improvements on the Real Property to current size and configuration.

Section 8.2. Reserves and Escrows.

(a) Requirements. Upon the occurrence and during the continuance of an Event of Default, Borrower shall establish and maintain all of the reserves and escrows required in this Section. All sums so reserved or escrowed may be commingled with the general funds of Lender and no such sums shall be deemed to be held in trust for the benefit of Borrower. No interest shall be payable on any funds reserved or escrowed hereunder. All sums so reserved or escrowed shall be part of the Collateral and shall stand as additional security for all of the Obligations. Borrower hereby grants Lender a first priority lien on and perfected security interest in such funds, including all interest accruing thereon, and Borrower shall execute any other documents and take any other actions necessary to provide Lender with such a perfected security interest in such funds. In the event of any default by Borrower under the terms of this Agreement or any other Loan Document, Lender may, at its discretion, apply amounts on hand in the reserves or escrows to cure such default. Upon the occurrence of an Event of Default and/or the maturity of any portion of the Obligations, the moneys then remaining on deposit with Lender or its agent shall, at Lender’s option, be applied against the Obligations.

(b) Real Property Taxes. At the time of and in addition to the monthly installments of principal and/or interest due under the Notes, Borrower shall pay to Lender a sum equal to one-twelfth (1/12) of the amount estimated by Lender to be sufficient (when aggregated with an initial deposit to be designated by Lender and paid by Borrower to Lender at Closing or otherwise upon demand of Lender) to pay at least sixty (60) days before they become due and payable, all taxes, assessments and other similar charges levied against the Real Property (collectively, the “Taxes”). In the event the Real Property or any portion thereof is part of a larger tract for purposes of taxation and assessments, Lender may require the Borrower to have the Real Property taxed and assessed as a separate parcel or separate parcels, or, in the alternative, to make the deposits required under this section based upon the taxation and assessment of the larger tract. Lender shall apply the escrows sums to pay the Taxes. The obligation of Borrower to pay the Taxes is not affected or modified by the provisions of this paragraph.

Section 8.3. Real Property Operating Covenants.

(a) Leasing and Operational Covenants.

(i) Without the prior written consent of Lender, Borrower shall not (1) enter into any Material Leases, (2) modify the form of Material Lease previously approved by Lender, (3) modify, amend or terminate any Material Lease, (4) accept any rental payment more than one month in advance of its due date or (5) enter into any ground lease of any Real Property. Borrower shall provide Lender with a copy of all Material Leases no less than ten (10) days prior to execution of such Leases and such Leases shall be on the form of lease previously approved by Lender (if such form lease does not already contain such a provision, Borrower shall add an automatic attornment provision to such form lease whereby in the event of a foreclosure, the tenant automatically shall recognize the successor owner as landlord and such tenant shall have no right to terminate its lease in the event of such foreclosure). If Lender consents to any new Material Lease or the modification or renewal of any existing Material Lease, at Lender’s request, Borrower shall cause the Tenant thereunder to execute a subordination and attornment agreement in form and substance satisfactory to Lender. Borrower shall provide Lender with a copy of the fully executed original of all non-residential Leases promptly following their execution.

(ii) Except for occupancies pursuant to Leases permitted under Section 8.3(a)(i) or otherwise consented to by Lender in writing, Borrower shall at all times be in occupancy of the entire Real Property.

(b) Defaults Under Leases. Borrower shall not suffer or permit any material breach or default to occur in any of Borrower’s obligations under any of the Material Leases nor suffer or permit the same to terminate by reason of any failure of Borrower to meet any requirement of any Material Lease. Borrower shall notify Lender promptly in writing in the event a non-residential Tenant commits a material default under a Material Lease.

(c) Furnishing Notices. Borrower shall provide Lender with copies of all material notices pertaining to the Real Property received by Borrower or any Manager, whether from a Tenant, Manager, Governmental Authority, insurance company or otherwise, within seven (7) days after such notice is received by Borrower. In addition, Borrower shall promptly provide Lender with written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to Borrower’s knowledge, threatened against or relating to any Real Property.

(d) Alterations. Without the prior written consent of Lender, Borrower shall not make any material alterations to any Real Property. No excavation, construction, earth work, site work or any other mechanic’s lienable work shall be done to or for the benefit of the Real Property, without Lender’s approval, except for normal repair and maintenance in the ordinary course of business.

(e) Compliance With Laws. Borrower, Managers (as it relates to any Real Property), and the Real Property shall comply in all material respects with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower or any Real Property including all building, zoning, density, land use, covenants, conditions and restrictions, subdivision requirements (including parcel maps and environmental impact and other environmental requirements), employment and compensation of persons engaged in the operation or maintenance of the Real Property, quality and safety standards, accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”).

(f) Use of Real Property. Unless required by applicable Law, Borrower shall not permit material changes in the use of any Real Property from the use at the time this Agreement was executed. Borrower shall neither initiate nor acquiesce in a change in the plat of subdivision, or zoning classification or use of any Real Property without Lender’s prior written consent nor shall it grant any encumbrances or easements burdening any Real Property.

(g) Maintenance and Preservation of the Real Property. Borrower shall keep the Real Property in good condition and repair and if all or part of any the Real Property becomes damaged or destroyed, Borrower shall promptly and completely repair and/or restore such Real Property in a good and workmanlike manner in accordance with sound building practices. Borrower shall not commit or allow material waste or permit material impairment or deterioration of any Real Property. Borrower shall perform such reasonable acts to preserve the value of the Real Property and Borrower shall not abandon any Real Property.

(h) Conversion. Borrower shall not, and shall not permit, the Real Property or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form or ownership.

Section 8.4 Additional Covenants.

(a) Personal Property. All of Borrower’s personal property, fixtures, attachments and equipment, including, without limitation, all FFE, delivered upon, attached to, used or required to be used in connection with the operation of any Real Property (collectively, the “Related Property”) shall always be located at such Real Property and shall be kept free and clear of all Liens (other than Permitted Liens). Borrower shall not (nor shall it permit any tenant to), without the prior written consent of Lender, sell, assign, transfer, encumber, remove or permit to be removed from any Real Property any of the Related Property. So long as no Event of Default exists, Borrower may sell or otherwise dispose of the Related Property when obsolete, worn out, inadequate, unserviceable or unnecessary for use in the operation of the Real Property, but only upon replacing the same with other Related Property at least equal in value and utility to the Related Property that is disposed.

(b) Appraisals. Lender shall have the right to obtain a new or updated Appraisal of any Real Property from time to time. Borrower shall cooperate with Lender in this regard. If the Appraisal is obtained to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or if an Event of Default exists, Borrower shall pay for any such Appraisal upon Lender’s request.

Section 8.5 Lender’s Election to Apply Insurance Proceeds on Obligations.

(a) Subject to the provisions of Section 8.6(b) below, subject to Section 5.7, Lender may elect to collect, retain and apply upon the Obligations of Borrower under this Agreement or any of the other Loan Documents all proceeds of insurance resulting from any loss at any Real Property or condemnation awards awarded in connection with a condemnation or other taking of any Real Property or a portion thereof (individually and collectively referred to as “Insurance Proceeds”) after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any Insurance Proceeds remaining after repayment of the Obligations shall be paid by Lender to Borrower.

(b) Notwithstanding anything in Section 8.5(a) to the contrary, but subject to Section 5.7 in the event of any casualty to any improvements or any condemnation of part of any Real Property, Lender agrees to make available the Insurance Proceeds to restoration of such improvements if (i) no Event of Default exists, (ii) all Insurance Proceeds are deposited with Lender and (iii) in Lender’s reasonable judgment, the amount of Insurance Proceeds available for restoration of such improvements is sufficient to pay the full and complete costs of such restoration.

Section	8.6 Borrower’s Obligation to Rebuild and Use of Insurance Proceeds Therefor.

(a) In case Lender does not elect to apply or does not have the right to apply the Insurance Proceeds to the Obligations, as provided in Section 8.6 above, Borrower shall:

(i) Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Insurance Proceeds to be deposited with Lender;

(ii) In the event the Insurance Proceeds and the available proceeds of the Loans are insufficient to assure Lender that the all contemplated repairs or construction will be completed, promptly deposit with Lender any amount reasonably necessary to assure that such contemplated repairs or construction will be completed; and

(iii) Promptly proceed with the assumption of construction of the improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

(b) Any request by Borrower for a disbursement by Lender of Insurance Proceeds and funds deposited by Borrower shall be treated by Lender as if such request were for an advance of the Loans hereunder, and the disbursement thereof shall be conditioned upon Borrower’s compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loans.

ARTICLE IX

REGULATORY MATTERS

Section 9.1 Regulatory Matters. Without limiting the generality of any representation or warranty made in Article IV or any covenant made in Articles V or VI, each entity comprising Borrower represents and warrants to and covenants with Lender, and shall be deemed to represent, warrant and covenant on each day on which any advance or accommodation in respect of a Credit Facility is requested or made that (each of the following representations and warranties shall survive the execution and delivery of this Agreement):

(a) Compliance With Laws. Without limiting the generality of any other provision of this Agreement, each Borrower shall be in compliance with all applicable Laws relating to operation of its business, including without limitation and to the extent applicable, the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the National Organ Transplant Act, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”, and all rules and regulations promulgated thereunder (collectively, “Medical Products Laws”). Each Borrower has maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under any Medical Products Laws and there are no presently existing circumstances which would result or likely would result in material violations of the Medical Products Laws. Each Borrower has and will maintain all Governmental Approvals and Licenses necessary under applicable Laws to own and/or operate each Location and/or to commercially distribute its products, as applicable (including such Governmental Approvals and Licenses as are required under such the Medical Products Laws). No Borrower is currently, nor has in the past been, subject to any federal, state, local governmental or private civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Medical Products Laws, nor is any Borrower currently, or has any Borrower in the past been, subject to any federal, state or private inquiry, investigation, inspection or audit regarding its activities, including without limitation, an inquiry or investigation of any Person having “ownership, financial or control interest” in any Borrower (as that phrase is defined in 42 C.F.R. §420.201 et seq.) involving compliance with Medical Products Laws. No owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Borrower: (i) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 18 U.S.C. §§669, 1035, 1347, 1518; or (ii) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(b) HIPAA. If (i) any Borrower is or becomes a “covered entity” within the meaning of HIPAA or (ii) any Borrower (with respect to its operation of any Real Property) are or becomes subject to the “Administrative Simplification” provisions of HIPAA, each Borrower as applicable (x) have undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of a Borrower to be HIPAA Compliant (as defined below); (y) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that each Borrower as applicable, is or becomes HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that each Borrower as applicable (p) are or will be in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (q) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect any Borrower’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by any Borrower of the then effective provisions of HIPAA.

(c) Reports. Borrower has timely filed or caused to be timely filed, all cost reports and other reports of every kind whatsoever required by law or by written or oral contracts or otherwise to have been filed or made with respect to the Borrower’s business operations. There are no claims, actions or appeals pending before any commission, board or agency. No validation review or program integrity review related to any of Borrower, or the consummation of the transactions contemplated in the Loan Documents, or related to the Collateral, have been conducted by any commission, board or agency, and to the knowledge of Borrower, no such reviews are scheduled, pending or threatened against or affecting any of the Borrower’s employees or agents or the Collateral, or the consummation of the transactions contemplated hereby.

(d) Participation Agreements. The Information Certificate sets forth an accurate, complete and current list of all participation agreements with health maintenance organizations, insurance programs, third party payors and preferred provider organizations, if any, with respect to the business of each Borrower.

(e) Plans of Correction. To Borrower’s knowledge, there currently exist no material restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to any License applicable to Borrower.

(f) Funds from Restricted Grants. Except as described on the Information Certificate, none of the Real Property or the Collateral is subject to, and Borrower shall indemnify and hold Lender harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Real Property or Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.

(g) Notification of Events of Default and Adverse Developments. Without limiting the generality of Article V, Borrower shall notify Lender within five (5) Business Days following the notification, through letter or otherwise, of a potential investigation relating to the Borrower’s Licenses. Borrower shall promptly furnish or cause to be furnished to the Lender copies of all reports and correspondence it sends or receives relating to any loss or revocation (or threatened loss or revocation) of any License or other qualification described in this Article or any other violation or possible violation of Medical Products Laws. Borrower will furnish or cause to be furnished to Lender, within five (5) Business Days of receipt by Borrower, a copy of any health care survey report or investigation report related to any License and any statement, notice of violation or deficiencies pertaining to Borrower, any of its Licenses or any of its Locations; as specified and within the time period required by the particular agency for submission, Borrower shall submit to such agency and Lender a copy of the any response and/or corrective actions with respect thereto if required by such agency issuing the statement of deficiency or notice of violation, if such deficiency or violation could adversely affect either the right to continue Borrower’s business or the operation of any Location or result in the loss or suspension of Borrower’s Licenses.

(h) Licenses. The Licenses: (i) are and shall continue in full force and effect at all times throughout the term of the Credit Facilities and are and shall be free from restrictions or known conflicts which would materially impair the ability of the Borrower to continue its business as currently conducted or the use or operation of any Location for its current use, and are not and shall not be provisional, probationary, conditional or restricted in any material way; (ii) may not be, and have not been, and will not be transferred to any other Person or location other than the respective Location; and (iii) have not been and will not be pledged as collateral security for any other loan or indebtedness.

(i) Proceedings. Borrower shall promptly notify Lender if the subject of any proceeding by any Governmental Authority, or received notice of any violation issued by a Governmental Authority that would, directly or indirectly, or with the passage of time:

(i) Have a material adverse impact on Borrowers’ ability to continue to operate its respective business as currently conducted or result in the imposition of a fine or sanction; or

(ii) Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses.

(j) Violations. Except as disclosed on the Information Certificate, as of the Closing Date, Borrower has not received a Form 483 or other notice of deficiency or violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Location or any Borrower, or against any officer, director, member, employee, agent or stockholder of any Borrower, by any Governmental Authority during the last five calendar years.

(k) Further Assurances. From time to time, upon the request of Lender, regardless of whether or not an Event of Default hereunder or under the other Loan Documents is then continuing, Borrower shall complete, execute and deliver to Lender any applications, notices, documentation, and other information necessary or desirable, in Lender’s reasonable judgment, to permit Lender or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses (or to become the owner of the existing Licenses) and to the extent permitted by applicable Laws to obtain any other Governmental Approvals or Licenses then necessary or desirable for the continued conduct of Borrower’s business or the operation of any Location by Lender or its designee for their current use (including, without limitation, any applications for change of ownership of the existing Licenses or change of control of the owner of the existing Licenses). To the extent permitted by applicable Laws, (i) Lender is hereby authorized (without the consent of Borrower) to submit any such applications, notices, documentation or other information, which Borrower caused to be delivered to Lender in accordance with the above provisions to the applicable Governmental Authorities, or to take such other steps as Lender may deem advisable to obtain, maintain or renew any License or other Governmental Approvals in connection with the operation of the Borrower’s business and Borrower agrees to cooperate with Lender in connection with the same and (ii) Borrower, upon demand by Lender, shall take any action necessary or desirable, in Lender’s reasonable judgment, to permit Lender or its designee (including a receiver) to use, operate and maintain any Location for its current use. If Borrower fails to comply with the provisions of this subsection (v) for any reason whatsoever, Borrower hereby irrevocably appoints Lender and its designee as Borrower’s attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Lender’s sole judgment to permit Lender or its designee to undertake Borrower’s obligations under this subsection (v), including obtaining any Licenses or Governmental Approvals then required for the operation of any Location by Lender or its designee for its current use. The foregoing power of attorney is coupled with an interest and is irrevocable and Lender may exercise its rights thereunder in addition to any other remedies which Lender may have against Borrower as a result of a Borrower’s breach of the obligations contained in this Section.

(l) Transfer of Licenses. In the event any License is terminated or in the event of foreclosure or other acquisition of any Location, Inventory or other Collateral by Lender or its designee or any purchaser at a foreclosure sale, Borrower shall cooperate with Lender to cause all Licenses to be reissued or transferred to Lender or Lender’s designee, including, without limitation, any subsequent purchaser.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1. Events of Default. Each of the following (individually, an “Event of Default” and collectively, the “Events of Default”) shall constitute an event of default under this Agreement:

(a) A default in the payment of any principal of the Notes when due and payable, whether at maturity or otherwise;

(b) A default in the payment of any interest on the Notes when due and payable, whether at maturity or otherwise, and such default shall have continued unremedied for a period of one (1) Business Day;

(c) A default in the payment of any fees or other charges or other monetary obligations owing to Lender (other than the amounts described in Section 10.1(a) and (b) above) arising out of or incurred under this Agreement or any other Loan Document when such payment is due and payable, which default shall have continued unremedied for a period of five (5) Business Days;

(d) A default in the due observance or performance by Borrower of the Obligations of any other term, covenant or agreement contained in any of the Loan Documents (other than payment of amounts described in Section 10.1(a), (b) and (c) above or the obligations described in Section 10.1(t) below) which default shall have continued unremedied for a period of fifteen (15) days after written notice of the default from Lender to Borrower; provided, however, that in the event any such breach of such term, covenant or agreement is not capable of being cured within such fifteen (15) day period despite the good faith and diligent efforts of Borrower (as demonstrated to the reasonable satisfaction of Lender) such cure period shall be extended by an additional fifteen (15) days period (constituting a maximum total cure period of thirty (30) days); provided, further, that such extended cure period shall be available only if no Material Adverse Effect has resulted or could reasonably be expected to result from such failure to perform or observe such term covenant or agreement but in no event shall any such extension of any cure period extend beyond (i) the Maturity Date or (ii) the date set for compliance by applicable Laws;

(e) Any representation or warranty made by Borrower in this Agreement or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate delivered in connection with this Agreement or the other Loan Documents proves to have been incorrect or misleading in any material respect when made and, only to the extent that any such breach is capable of cure, such breach is not cured within fifteen (15) days;

(f) Any obligation of Borrower (other than its Obligations under this Agreement) for the payment of Borrowed Money (the principal amount of which indebtedness exceeds $500,000) is not paid when due or within any applicable grace period, and as a result such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred any other event that causes any such obligation to become due and payable before such expressed maturity;

(g) Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;

(h) Borrower or any Guarantor (i) files a petition in bankruptcy, (ii) is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, (iii) commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or any such proceeding is commenced against Borrower or any Guarantor and such proceeding remains undismissed for a period of sixty (60) days, (iv) by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or Guarantor or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days, or (v) admits in writing its inability to pay its debts as they become due;

(i) One or more (i) final judgments in excess of $500,000 against Borrower or attachments against its property shall be rendered by a court, arbitrator, arbitration panel, mediator or any individual(s) or entity with the authority to issue binding judgments against Borrower or (ii) final settlements in excess of $500,000 by or on behalf of Borrower of any pending litigation, arbitration or other claim or otherwise disputed matter, in any event not fully and unconditionally covered by insurance, shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days;

(j) A Reportable Event that constitutes grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a Lien or encumbrance to secure any deficiency, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a Lien or encumbrance is entered to secure any deficiency or claim;

(k) There shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral that exceeds $250,000 in the aggregate;

(l) Upon the issuance of any execution or distraint process against Borrower or any of its property or assets that has a Material Adverse Effect;

(m) RTI or Borrower as a whole ceases or suspends for thirty (30) days or more any material portion of its business operations as currently conducted;

(n) Borrower has directly or indirectly been engaged in any type of activity which, in Lender’s discretion, would likely result in the forfeiture of any property of Borrower to any Governmental Authority, which default shall have continued unremedied for a period of thirty (30) days after written notice from Lender;

(o) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

(p) Borrower shall be criminally indicted or convicted under any law that could reasonably be expected to lead to a forfeiture of any Collateral with a value in excess of $100,000;

(q) Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a material adverse effect on Borrower’s business, condition (financial or otherwise), or properties by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction or by virtue of the revocation, discontinuation or suspension or failure to have renewed any License;

(r) The introduction of, or any change in, any law or regulation governing or affecting the business of Borrower, including without limitation any Medical Products Laws, which could reasonably expected to have a Material Adverse Effect;

(s) There shall have occurred a Change of Control and Borrower has failed to pay the Obligations in full;

(t) Any failure of the Borrower to comply in all material respects with any of the following Sections of this Agreement or any similar provision of any Loan Document: Sections 2.11, 5.7, 5.29, 6.1, 6.3, 6.4 or 6.5;

(u) Borrower shall have ceased to do business with Medtronic (or any subsidiary or division thereof) and Borrower shall have failed to replace the arrangements with Medtronic with another Person or Persons on substantially similar economic terms;

(v) Any default by Borrower under the terms of any Material Borrower Contract, following the expiration of any applicable notice and cure period, shall have occurred and such default has or could reasonably be expected to have a Material Adverse Effect; or

(w) A recall of any material number of Borrower’s products shall have been ordered by any Governmental Authority.

All cure periods provided for in this Section shall run concurrently with any cure period provided for in Section 6.2 of the Mortgage or any other section of any Loan Document in which “Events of Default” are specified.

Section 10.2. Acceleration. Upon the occurrence of any of the foregoing Events of Default, the Obligations under the Notes shall become and be immediately due and payable upon declaration to that effect delivered by Lender to Borrower; provided that, upon the happening of any event specified in Sections 10.1(g) or 10.1(h), all Obligations (including, without limitation any deferred commitment fees, exit fees or other fees due upon any termination of this Agreement) shall be immediately due and payable without declaration or other notice to Borrower.

Section 10.3. Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default, Lender, in addition to all other rights, options, and remedies granted to Lender under this Agreement or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Terminate the Credit Facilities, whereupon all outstanding Obligations (including, without limitation any deferred commitment fees or other fees due upon any termination of this Agreement) shall be immediately due and payable;

(ii) Exercise all other rights granted to it under this Agreement and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; and

(iii) Exercise, either directly or through one or more assignees or designees, all rights and remedies under all Loan Documents now or hereafter in effect, including but not limited to:

(A) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(B) The right to (by its own means or with judicial assistance) enter any of Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

(C) The right to require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender;

(D) The right to use the Collateral and/or funds in the Concentration Account and other cash pledged to Lender in satisfaction of the Obligations; and

(E) The right to enforce Borrower’s rights against Account Debtors and other obligors, including, but not limited to, the right to collect Accounts directly in Lender’s own name and to charge the collection costs and expenses, including attorneys’ fees, to Borrower.

(b) Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Personal Property is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Personal Property which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Personal Property, Lender may (to the extent permitted by applicable law) purchase all or any part of the Personal Property, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Borrower shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the Property to use unadvanced funds remaining under the Notes or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Collateral (including any Leases pertaining to Real Property); and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

Section 10.4. Nature of Remedies. Lender shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (a) the liabilities and Obligations of Borrower to Lender under this Agreement or (b) the liabilities and obligations of Borrower to Lender under the other Loan Documents. All rights and remedies granted Lender under this Agreement and under any other Loan Document, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loan, and all other existing and future liabilities and obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loan may be applied by Lender to the any other liabilities and obligations of Borrower under the Loan Documents in such order of application and in such amounts as Lender shall deem appropriate in its discretion. Borrower waives any right it may have to require Lender to pursue any Person for any of the Obligations.

Section 10.5. Waivers by Borrower.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any

Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

(b) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Loan Agreement, the Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) Each and every covenant and condition for the benefit of Lender contained in this Agreement and the other Loan Documents may be waived by Lender; provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Credit Facilities or to any subsequent disbursement of Credit Facility proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds and Lender may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, including any failure to accelerate the Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Note or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Loan Documents. Lender’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the Loan, nor shall Lender’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement of this Agreement operate to cure or waive Borrower’s or Guarantor’s default in payment of sums secured by any of the Loan Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Loan Documents, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until the Obligations have been satisfied in full.

(e) Nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Loan Documents in preference or priority to any other Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Loan Documents. In addition, Lender shall have the right from time to time during the continuance of an Event of Default to partially foreclose upon any Collateral in any manner and for any amounts secured by the Loan Documents then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Notes, Lender may foreclose all or any part of the Collateral to recover so much of the principal balance of the Notes as Lender may accelerate and such other sums secured by one or more of the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Loan Documents to secure payment of sums secured by the Loan Documents and not previously recovered.

(f) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of the any of the Collateral or require Lender to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.6 Injunctive Relief.

The parties acknowledge and agree that, in the event of a breach or threatened breach of Borrower’s obligations under any Loan Documents, Lender may have no adequate remedy in money damages and, accordingly, to the full extent permitted by applicable Law, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Borrower waives the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Loan Documents as a Borrower, each entity comprising Borrower specifically joins in this Section as if this Section were a part of each Loan Documents executed by such Person.

Section 10.7. Marshalling.

Lender shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Lender by any Credit Party.

ARTICLE XI

INTENTIONALLY BLANK

ARTICLE XII

MISCELLANEOUS

Section 12.1. Expenses and Taxes.

(a) Borrower agrees to pay, whether or not the Closing occurs, a reasonable documentation preparation fee, together with actual legal, audit and appraisal fees and all other out-of-pocket charges and expenses incurred by Lender in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents, including but not limited to UCC and judgment lien searches, title, litigation, tax and bankruptcy searches, title insurance policies, environmental insurance policies and UCC filings and fees for post-Closing UCC, title and other lien searches as specified in Section 5.34. In addition, Borrower shall pay all such fees and expenses associated with any amendments, modifications and terminations to the Loan Documents following Closing. If Lender uses in-house counsel for any of these purposes, Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed. Borrower acknowledges that Lender may use both in-house and outside counsel for any of such purposes but Lender shall use reasonable efforts to avoid duplicate fees for the same tasks.

(b) Borrower also agrees to pay all out-of-pocket charges and expenses incurred by Lender (including the court costs and fees and expenses of Lender’s counsel, advisers and consultants) in connection with (1) the enforcement, protection or preservation of any right or claim of Lender (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement), (2) recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, (3) all fees and disbursements of Lender’s consultants, (4) the termination of this Agreement, (5) the creation, preservation, perfection, maintenance, amendment and termination of any Liens of Lender on the Collateral and (6) the collection of any amounts due under the Loan Documents. If Lender uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under its Loan Documents), Borrower further agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed. Borrower acknowledges that Lender may use both in –house and outside counsel for any of such purposes but Lender shall use reasonable efforts to avoid duplicate fees for the same tasks.

(c) Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any Loan Documents. The obligations of Borrower under this clause (c) shall survive the payment of Borrower’s indebtedness under this Agreement and the termination of this Agreement.

Section 12.2. Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

Section 12.3. No Waiver; Cumulative Rights. No waiver by any party to this Agreement of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement, nor acceptance of partial performance or partial payment, shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party to this Agreement at law, in equity or otherwise.

Section 12.4. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:

(a)	If to Lender, at:

Merrill Lynch Business Financial Services, Inc.

222 North LaSalle Street, 18th Floor

Chicago, Illinois 60601

Attn: Legal Department

Telephone: 312-499-3140

Facsimile: 312-499-3026

(b)	If to Borrower, at:

Regeneration Technologies, Inc.

1611 Research Circle

Alachucha, Florida 32615

Attention: Chief Financial Officer

Telephone: (386) 418-8888

Telecopier: (386) 462-3821

If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.

Section 12.5. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, Lender may, but is not obligated to, advance funds to Borrower under this Agreement until the parties to this Agreement amend this Agreement so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

Section 12.6. Successors and Assigns. This Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns and shall bind all Persons who become bound as a debtor to this Agreement. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lender, which may be withheld in Lender’s discretion. Lender may, from time to time, without the consent of Borrower, sell, transfer, pledge, assign and convey the Credit Facilities and the Loan Documents (or any interest therein) and may grant participations in the Credit Facilities (it being acknowledged that any successor in interest to all or any interest in the Credit Facilities and the Loan Documents shall have all the rights of Lender hereunder) to any commercial bank or other financial institution, or with the consent of Borrower, which consent shall not be unreasonably withheld, any other Person. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights or increase Borrower’s obligations under the Loan Documents.

Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

Section 12.8. Interpretation. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words “herein,” “hereof,” and “hereunder” shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

Section 12.9. Survival of Terms. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Credit Facilities contemplated by this Agreement and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all liabilities and obligations of Borrower to Lender are satisfied in full. All indemnity obligations of Borrower under any of the Loan Documents shall survive the termination of such Loan Document. Borrower’s Obligations under this Agreement shall continue to be effective, and Borrower’s Obligations shall be reinstated, if at any time payment of all or any part of the of the Obligations is rescinded or must otherwise be returned or restored by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, a Guarantor or otherwise, all as though such payment had not been made.

Section 12.10. Release of Lender. For and in consideration of the Loan and each advance or other financial accommodation hereunder, each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge Lender, and its successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown (“Claims”) that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly); provided, however, no Released Party shall be released for Claims arising from such Released Party’s gross negligence or willful misconduct. Each Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Loan and in making each advance of Loan proceeds hereunder.

Section 12.11. Time. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Illinois (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower’s performance under this Agreement and all other Loan Documents.

Section 12.12. Commissions. Except as disclosed in the Exception Schedule, the transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower’s cost and expense, including Lender’s counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

Section 12.13. Third Parties. No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including without limitation Borrower’s duties under any account or contract in which Lender has a security interest. Lender shall not be liable to any contractors, subcontractors, suppliers, architects engineers, tenants or other party for labor or services performed or materials supplied in connection with any Collateral. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Collateral. Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Collateral. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon.

Section 12.14. Discharge of Borrower’s Obligations. Lender, in its discretion, shall have the right at any time, and from time to time, without prior notice to Borrower if Borrower fails to do so in the manner required by this Agreement, to: (a) obtain insurance covering any of the Collateral as required under this Agreement; (b) pay for the performance of any of Borrower’s obligations under this Agreement; (c) discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the outstanding balance of the Credit Facilities (to such Credit Facility as Lender shall elect) until reimbursed to Lender and shall be secured by the Collateral and payable immediately upon demand of Lender. Any such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

Section 12.15. Confidential Information. In handling any confidential information of Borrower, Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to agents, employees, Subsidiaries, Affiliates, attorneys and advisors of such Person in connection with its present or prospective business relations with Borrower arising out of the Loan Documents, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have agreed to be bound by the provision of this Section 12.15, (iii) as required by law, regulation, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation and (iv) as may be required in connection with the examination, audit or similar investigation of such Person. Confidential information shall include only such information identified as such at the time provided to Lender and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

Section 12.16. Indemnity. Borrower hereby indemnifies and agrees to defend (with counsel acceptable to Lender) and hold harmless Lender, its partners, officers, agents and employees (collectively, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Lender or in which Lender may ever be or become involved (whether as a party, witness or otherwise) (a) arising from Borrower’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under this Agreement, (b) arising from the breach of any of the representations or warranties contained in Article IV of this Agreement, (c) by reason of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, or (d) relating to claims of any Person with respect to the Collateral; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 12.16 shall survive the payment in full of the Obligations and the termination of this Agreement. Borrower shall pay all obligations under this Section 12.16 immediately upon demand by Lender. Each such obligation shall be added to, and considered to be part of, the principal of the Notes, and shall bear interest from the date the obligation arises at the Default Rate. NO INDEMNITEE PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (BUT NOT ACTUAL DAMAGES) WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.17. Appointment of Lender under this Agreement.

(a) Each of the entities comprising Borrower hereby irrevocably appoints and constitutes the Borrower Agent as its agent to request and receive the proceeds of advances in respect of the Credit Facilities (and to otherwise act on behalf of each such entity pursuant to this Agreement and the other Loan Documents) from Lender in the name or on behalf of each such entity. Lender may disburse such proceeds to the bank account of any one or more of such entities without notice to any of the other entities comprising Borrower or any other Person at any time obligated on or in respect of the Obligations. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by the Borrower Agent, every document executed by the Borrower Agent, every agreement made by the Borrower Agent or other action taken by the Borrower Agent in respect of the Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

(b) Each of the entities comprising Borrower hereby irrevocably appoints and constitutes the Borrower Agent as its agent to receive statements of account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c) No purported termination of the appointment of Borrower Agent as agent shall be effective without the prior written consent of Lender.

Section 12.18. Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is the subject of this Agreement, the other Loan Documents may be granted or withheld by Lender in its sole and absolute discretion and credit judgment.

Section 12.19. Further Assurances. Borrower hereby agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Lender or any of its agents to exercise and enforce its rights and remedies under this Agreement with respect to any portion of such collateral.

Section 12.20. Definitions Include Amendments. Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

Section 12.21. Claims Against Lender. Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. No Guarantor or tenant is intended to have any rights as a third-party beneficiary of the provisions of this Section.

Section 12.22. Set-Offs. After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs, Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by Borrower with Lender (or its Affiliates).

Section 12.23. Relationship. The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party.

Section 12.24. Agents. In exercising any rights under the Loan Documents or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender.

Section 12.25 Joint and Several Liability; Binding Obligations.

(a) Borrower is defined collectively to include all Persons constituting the Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrower. Each Person comprising Borrower shall be jointly and severally liable for all of the obligations of Borrower under this Agreement, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, the Lender or the Lenders account therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article X of this Agreement are to be applied to each individual Person comprising the Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article X of this Agreement as to any Person comprising the Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrower or as to all such Persons taken as a whole.

(b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Revolving Loan Commitment on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Revolving Loan Commitment, which each Borrower may utilize directly, and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

(c) The Lender has advised the Borrowers that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Credit Facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Credit Facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrower, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Credit Facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.

(d) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.

(e) Each Borrower hereby designates RTI as its representative and agent on its behalf for the purposes of issuing requests for Revolving Credit Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Agent hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Agent shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Agent and if not used by Borrower Agent in its business (for the purposed provided in this Agreement) shall be deemed to be immediately advanced by Borrower Agent to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Lender and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Agent. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Agent as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Agent on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Agent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. The Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section. The Borrower Agent shall make copies of such records available to the Lender, upon request.

(f) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Borrower’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

(g) To the extent that any Borrower shall make a payment under this Section of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(h) Lender is hereby authorized, without notice or demand and without affecting the liability of any Borrower hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Lender; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof Lender, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower. Except as specifically provided in this Agreement or any of the other Loan Documents, Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower.

(i) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(j) Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(k) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Lender or any Lender to any one Borrower hereunder or pursuant to any Loan Documents in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

(l) This Section is intended only to define the relative rights of Borrower and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(m) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying a Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Loan Commitments.

Section 12.26 Consent and Waivers.

(a) Consents. Each Borrower, as joint and several primary obligor of the Obligations directly incurred by any other Borrower, authorizes Lender, without giving notice to the other Borrower or obtaining the other Borrower’s consent and without affecting the liability of such Borrower for the Obligations directly incurred by the other Borrower, from time to time to:

i.	compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Obligations;

ii.	declare all Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

iii.	take and hold security for the performance of the Obligations of any Borrower and exchange, enforce, waive and release any such security;

iv.	apply and reapply such security and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine;

v.	release, surrender or exchange any deposits or other property securing the Obligations or on which Lender at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Obligations of any other Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Obligations or release, surrender or exchange any deposits or other property of any such Person;

vi.	apply Payments received by Lender from any Borrower to any Obligations, in such order as Lender shall determine, in its sole discretion; and

vii.	assign this Agreement in whole or in part.

(b) Waivers. Each Borrower, as a primary, joint and several obligor with respect to the Obligations directly incurred by any other Borrower, waives:

i.	any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Obligations), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;

ii.	any defense based upon any legal disability or other defense of any other guarantor or other Person;

iii.	any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

iv.	any defense based upon the application by any other Borrower of the proceeds of the Loans for purposes other than the purposes represented by such other Borrower to Lender or intended or understood by Lender or such Borrower;

v.	any defense based on such Borrower’s rights, under statute or otherwise, to require Lender to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Obligations of any other Borrower;

vi.	any defense based on Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Lender from foreclosing on any Lien, or exercising any rights available to Lender thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;

vii.	any defense arising from any act or omission of Lender which changes the scope of such Borrower’s risks hereunder;

viii.	any defense based upon Lender’s election of any remedy against such Borrower or any other Borrower or any of them; any defense based on the order in which Lender enforces its remedies;

ix.	any defense based on (A) Lender’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Lender’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Obligations, including, but not limited to, Lender’s failure to perfect or maintain a Lien in such collateral;

x.	any defense based upon Lender’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Obligations;

xi.	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

xii.	any defense based upon Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;

xiii.	any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;

xiv.	any defense based on Lender’s failure to be diligent or to satisfy any other standard imposed on a secured party, in exercising rights with respect to collateral securing the Obligations;

xv.	notice of acceptance hereof; notice of the existence, creation or acquisition of any Obligation; notice of any Event of Default; notice of the amount of the Obligations outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);

xvi.	any defense based on errors and omissions by Lender in connection with its administration of the Loans;

xvii.	any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Obligations or the security therefor;

xviii.	any defense based on Lender’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by Lender which impairs such Borrower’s prospective subrogation rights;

xix.	any defense based on legal prohibition of Lender’s acceleration of the maturity of the Obligations during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Lender with respect to the Obligations and the security therefor;

xx.	any defense available to a surety under applicable law; and

xxi.	the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.

Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.

(c) Additional Waivers. Each Borrower authorizes Lender to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Lender, since it is such Borrower’s intent that the Obligations be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Obligations, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s guaranty of the Obligations directly incurred by any other Borrower.

(d) Primary Obligations. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Obligations of any other Borrower as fully as if such Obligations were directly incurred by such Borrower.

Section 12.27 Intentionally Deleted.

Section 12.28 Choice of Law; Consent to Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CHICAGO, COUNTY OF COOK AND STATE OF ILLINOIS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OR PROCESS IN ANY PROCEEDING IN ANY ILLINOIS STATE OR UNITED STATES COURT SITTING IN THE CITY OF CHICAGO AND COUNTY OF COOK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED HEREIN, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE

GOVERNED BY AND BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ILLINOIS PRINCIPLES OF CONFLICTS OF LAWS.

Section 12.29 Waiver of Trial by Jury. WITH RESPECT TO ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER’S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitutes an instrument executed under seal, the parties have caused this Agreement to be executed under seal as of the date first written above.

BORROWER:	REGENERATION TECHNOLOGIES, INC.

	By:	/s/ Brian K. Hutchison
	Name:	Brian K. Hutchison
	Title:	Chairman, President and Chief Executive Officer
Borrower’s Tax ID No.

ALABAMA TISSUE CENTER, INC.

	By:	/s/ Louis E. Barnes III
	Name:	Louis E. Barnes III
	Title:	Vice President of Cardiovascular
Borrower’s Tax ID No.

RTI SERVICES, INC.

	By:	/s/ Brian K. Hutchison
	Name:	Brian K. Hutchison
	Title:	Chairman, President and Chief Executive Officer
Borrower’s Tax ID No.

BIOLOGICAL RECOVERY GROUP, INC.

	By:	/s/ Brian K. Hutchison
	Name:	Brian K. Hutchison
	Title:	Chairman, President and Chief Executive Officer
Borrower’s Tax ID No.

LENDER:	MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC., through its division, Merrill Lynch Capital, a Delaware corporation

	By:	/s/ Garrett W. Fletcher
	Name:	Garrett W. Fletcher
	Title:	Vice President

S-1

SCHEDULE A

FINANCIAL COVENANTS AND CONDITIONS

As used herein, the following terms have the following meanings:

“Capital Expenditures” for the defined period are defined as follows:

Amount capitalized during the defined period by Borrower on a consolidated basis as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment, plus deposits made in the defined period in connection with property, plant, and equipment, less deposits of a prior period included above, less (a) net cash proceeds of asset dispositions received during the defined period which (i) a Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Agreement and (ii) are included in capital expenditures above and (b) proceeds of property insurance policies received during the defined period which (i) a Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) all Capital Leases (defined for purposes of this Schedule A, all Leases that have been or should be, in accordance with GAAP, recorded as capitalized leases) of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) ”earnouts” and similar payment obligations and (ix) all Debt of others guaranteed by such Person.

“EBITDA” means, for the defined period, consolidated net income (or loss) Borrower on a consolidated basis, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest unless received by Borrower or its Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrower or is merged into or consolidated with Borrower, plus any provision for (or less any benefit from) income and franchise taxes included in the determination of net income for the defined period, interest expense, net of interest income, deducted in the determination of net income for the defined period, amortization and depreciation deducted in the determination of net income for the defined period, losses (or less gains) from asset dispositions included in the determination of net income for the defined period (excluding sales, expenses or losses related to current assets), other non-cash losses (or less gains) included in the determination of net income for the defined period and for which no cash outlay (or cash receipt) is foreseeable, expenses and fees included in the determination of net income and incurred during the defined period to consummate the transactions contemplated by the Loan Documents, but solely to the extent disclosed in writing to Lender prior to the Closing Date and extraordinary losses (or less gains) included in the determination of net income during the defined period, net of related tax effects, less expenditures made after the Closing Date, but during the defined period, in connection with the consummation of the transactions contemplated by the Loan Documents, but not reflected in the pro forma balance sheet and not deducted in the determination of net income.

A-1

“Fixed Charged Coverage Ratio” means, for the defined period, interest expense net of interest income, interest paid in kind and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated in the Loan Documents and included in interest expense, included in the determination of net income of Borrower plus any provision for (benefit from) income or franchise taxes included in net income, scheduled payments of principal with respect to all Debt (including the portion of scheduled payments under Capital Leases allocable to principal but excluding scheduled repayments of Revolving Credit Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolver Facility (or equivalent facility)), increases (decreases) in deferred tax assets, decreases (increases) in deferred tax liabilities, and Distributions made by Borrower in cash.

“Operating Cash Flow” means EBITDA for the defined period less unfinanced Capital Expenditures and, to the extent not reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount capitalized during the defined period, as long term assets, other than Capital Expenditures.

“Total Debt” means the average daily principal balance of the Revolver Facility for the one month period ending on the last day of the defined period plus the outstanding principal balance of the Term Facility as of the last day of the defined period and the outstanding principal balance of all other Debt of Borrower on a consolidated basis as of the last day of the defined period.

“Senior Debt” means the sum of (i) average daily principal balance of the Revolver Facility for the one month period ending on the last day of the defined period plus the outstanding principal balance of the Term Facility as of the last day of the defined period, (ii) Capital Lease payments and (iii) the outstanding principal balance of all other secured Debt of Borrower on a consolidated basis as of the last day of the defined period.

Borrower shall maintain each of the following ratios as measured on the last day of each calendar quarter on a trailing four-quarter basis:

(a) The ratio of Operating Cash Flow to Fixed Charges shall be no less than 1.20 to 1.0.

(b) The ratio of Senior Debt to EBITDA shall be no greater than 2.50 to 1.0.

(c) The ratio of Total Debt to EBITDA shall be no greater than 4.0 to 1.0.

A-2

SCHEDULE B

AMORTIZATION SCHEDULE

Date	Principal Amount
April 1, 2004	$125,000
May 1, 2004	$125,000
June 1, 2004	$125,000
July 1, 2004	$125,000
August 1, 2004	$125,000
September 1, 2004	$125,000
October 1, 2004	$125,000
November 1, 2004	$125,000
December 1, 2004	$125,000
January 1, 2005	$125,000
February 1, 2005	$125,000
March 1, 2005	$125,000
April 1, 2005	$125,000
May 1, 2005	$125,000
June 1, 2005	$125,000
July 1, 2005	$125,000
August 1, 2005	$125,000
September 1, 2005	$125,000
October 1, 2005	$125,000
November 1, 2005	$125,000
December 1, 2005	$125,000
January 1, 2006	$125,000
February 1, 2006	$125,000
March 1, 2006	$125,000
April 1, 2006	$125,000
May 1, 2006	$125,000
June 1, 2006	$125,000
July 1, 2006	$125,000
August 1, 2006	$125,000
September 1, 2006	$125,000
October 1, 2006	$125,000
November 1, 2006	$125,000
December 1, 2006	$125,000
January 1, 2007	$125,000
February 1, 2007	$125,000
March 1, 2007	$125,000
April 1, 2007	$125,000
May 1, 2007	$125,000
June 1, 2007	$125,000
July 1, 2007	$125,000
August 1, 2007	$125,000
September 1, 2007	$125,000
October 1, 2007	$125,000
November 1, 2007	$125,000
December 1, 2007	$125,000
January 1, 2008	$125,000
February 1, 2008	$125,000
March 1, 2008	$125,000
April 1, 2008	$125,000
May 1, 2008	$125,000
June 1, 2008	$125,000
July 1, 2008	$125,000
August 1, 2008	$125,000
September 1, 2008	$125,000
October 1, 2008	$125,000
November 1, 2008	$125,000
December 1, 2008	$125,000
January 1, 2009	$125,000
February 1, 2009	$125,000
February 20, 2009	$1,625,000

Total	$9,000,000.00

B-1

SCHEDULE C

INSURANCE REQUIREMENTS

SCHEDULE D

POST-CLOSING OBLIGATIONS

(1) On or before May 20, 2004, the Borrowers shall execute and deliver to the Lender one or more control agreements in form and substance acceptable to Lender in its sole discretion, which shall establish “control” over the deposit accounts of Borrower into which Borrower’s Accounts are deposited or otherwise held and is effective perfect Lender’s first priority security interest in such deposit account;

(2) On or before March 20, 2004, the Borrowers shall execute and deliver to Lender a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement in form and substance acceptable to Lender in its reasonable discretion in a form suitable for filing in each of the Patent, Trademark and Copyright offices, as the case may be, to evidence or perfect Lender’s security interest in such Collateral;

(3) On or before April 20, 2004, the Borrowers shall deliver to the Lender an Opinion of counsel licensed to practice in Alabama regarding the formation of ATC and the corporate power and authority to enter into, and due execution and delivery of the Loan Documents by ATC, which Opinion shall be in form and substance acceptable to Lender in its reasonable discretion;

(4) On or before March 20, 2004, the Borrowers shall deliver evidence satisfactory to Lender in its sole discretion that Georgia Tissue Bank, Inc. has been dissolved under the laws of the state of its formation;

(5) On or before March 20, 2004, Borrower shall deliver to Lender a Mortgagee Waiver in the form substantially similar as attached hereto, it being understood that Lender and Borrower shall promptly execute such Mortgagee Waiver upon receipt thereof.

The failure of the Borrowers to deliver the foregoing items shall constitute an “Event of Default” under the Loan Agreement.

MORTGAGEE WAIVER

This Agreement between the undersigned and APPLIED FINANCIAL, LLC, fka APPLIED FINANCIAL, INC., 6975 Union Park Center, Suite 200, Midvale, UT 84047 (“AFI”) is entered into in connection with a lease (the “Lease”) between AFI and its customer, REGENERATION TECHNOLOGIES, INC. (the “Lessee”), and relates to (a) the following “Premises”: 11601 Research Circle, Alachua, Florida 32615 and (b) the “Leased Property” more fully described on Exhibit A hereto.

MERRILL LYNCH BUSINESS FINANCIAL SERVICES, INC., through its division, Merrill Lynch Capital, a Delaware corporation (the “Mortgagee”), holding an interest in the Premises as mortgagee, hereby agrees that: (a) the Leased Property may be located at the Premises and, subject to AFI’s agreement in paragraph (z) below, at all times, shall be deemed to be personal property; (b) the Leased Property may be removed from the Premises by AFI in the exercise of its lessor’s or other rights; and (c) subject to AFI’s agreement in paragraph (z) below, the undersigned will not assert any claim or lien against or rights or interests in the Leased Property and will permit AFI or its designated agent to enter upon the Premises to deal with and remove the Leased Property.

AFI (w) agrees to pay for any actual damage to the Premises directly caused by removal of Leased Property from the Premises by AFI or its designated agent, (x) agrees to provide Mortgagee with notice of any default by RTI of its obligations under the Lease and provide Mortgagee with an opportunity for 20 days following such notice to cure the same prior to exercising any right of repossession or otherwise in respect of the Leased Property, (y) consents to the collateral assignment by RTI to the Mortgagee of RTI’s rights under the Lease and agrees that upon receipt of notice from Mortgagee, AFI shall honor the assignment of the Lease and treat Mortgagee and/or its designee as “Lessee” under the Lease for all purposes and (z) agrees and acknowledges that none of the Leased Property shall constitute property necessary or appropriate to the operation of the Premises as a building.

This Agreement shall benefit and be binding on the successors and assigns of AFI and the undersigned.

INFORMATION CERTIFICATE

EXCEPTION SCHEDULE